                                                                    EXHIBIT 99.1

                         HOUSEHOLD FINANCE CORPORATION

                         INDEX TO FINANCIAL INFORMATION

                                                                PAGE
                                                                ----
Introduction................................................      2
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      3
Glossary of Terms...........................................     16
Selected Quarterly Financial Data...........................     18
Report of Independent Public Accountants....................     19
Consolidated Financial Statements...........................     20
Notes to Consolidated Financial Statements..................     24

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

                                  INTRODUCTION

     Effective June 30, 1998, Household International, Inc. ("Household") completed its merger with Beneficial Corporation ("Beneficial") bringing together two of the oldest brands in the consumer finance industry which we believe will create a preeminent branch based consumer finance company. Upon completion of the merger, substantially all the net assets of Beneficial were contributed by Household to Household Finance Corporation. At June 30, 1998, the combined company had assets of $42.4 billion.

     The merger has been accounted for as a pooling of interests and, accordingly, the amounts for all periods reported in this filing are reported on a combined basis including both Household Finance Corporation and Beneficial.

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

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Current Report on Form 8-K contains certain estimates and projections regarding Household Finance Corporation and Household International, Inc., our parent company, and its merger with Beneficial Corporation ("Beneficial"), that may be forward-looking in nature, as defined by the Private Securities Litigation Reform Act of 1995. A variety of factors may cause actual results to differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference are discussed herein and in Household International's and Beneficial Corporation's Annual Reports on Forms 10-K, for the year ended December 31, 1997, all filed with the Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS

                                                                    YEAR ENDED DECEMBER 31,
                                                                  UNLESS OTHERWISE INDICATED
                                                              -----------------------------------
                                                                1997         1996         1995
                                                              ---------    ---------    ---------
                                                               (ALL DOLLAR AMOUNTS IN MILLIONS)
NET INCOME..................................................  $   767.1    $   650.0    $   412.3
                                                              ---------    ---------    ---------
KEY PERFORMANCE RATIOS
Return on average owned assets..............................       2.01%        1.88%        1.15%
Return on average common shareholder's equity...............       15.4         16.8         11.9
Managed net interest margin.................................       8.03         7.98         7.82
Managed consumer net chargeoff ratio(1).....................       3.69         2.79         2.48
                                                              ---------    ---------    ---------
AT DECEMBER 31
Total assets:
  Owned.....................................................  $39,448.9    $36,324.9    $33,297.6
  Managed (2)...............................................   57,491.9     51,159.1     43,622.6
Managed receivables (2).....................................   50,426.3     45,301.5     36,040.9
Debt to equity ratio........................................      5.3:1        6.7:1        6.6:1
                                                              ---------    ---------    ---------

---------------
(1) Following the contribution of Beneficial, we adopted Beneficial's presentation of chargeoffs related to private label receivables to reflect interest and fee chargeoffs as a reversal against the respective line items on the statement of income rather than as a reduction to the allowance for credit losses. As a result, the managed consumer net chargeoff ratios have been restated for all periods presented.

(2) Managed data includes receivables on our balance sheet and those that we service for investors as part of our asset securitization program.

     Household Finance Corporation ("HFC") is a wholly-owned subsidiary of Household International, Inc. ("Household International" or the "parent company"). We are a leading provider of consumer lending products to middle-market customers primarily in the United States, Canada and the United Kingdom, with $50.4 billion of managed receivables at December 31, 1997. Our lending products include: home equity loans, auto finance loans, MasterCard* and Visa* and private label credit cards, tax refund anticipation loans and other unsecured loans. We offer credit and specialty insurance in the United States, Canada and the United Kingdom. We also have commercial loans and leases, periodic payment annuities, and corporate owned life insurance products, which we no longer offer.

     On June 30, 1998, Household International completed its merger with Beneficial, a consumer finance holding company headquartered in Wilmington, Delaware. Each outstanding share of Beneficial common stock was converted into
3.0666 shares of Household International's common stock, resulting in the issuance of approximately 168.4 million shares of common stock. Each share of Beneficial $5.50 Convertible Preferred Stock (the "Beneficial Convertible Stock") was converted into the number of shares of Household International common stock the holder would have been entitled to receive in the merger had the Beneficial Convertible Stock been converted into shares of Beneficial common stock immediately prior to the merger. Additionally, each other share of Beneficial preferred stock outstanding was converted into one share of a

---------------
* MasterCard is a registered trademark of MasterCard International, Incorporated and Visa is a registered trademark of VISA USA, Inc.
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

newly-created series of Household International preferred stock with terms substantially similar to those of existing Beneficial preferred stock. The merger was accounted for as a pooling of interests. Upon completion of the merger, substantially all the net assets of Beneficial were contributed by Household International to HFC. Therefore, these consolidated financial statements include the results of operations, financial position and changes in cash flows of Beneficial for all periods presented.

     In connection with the merger, Household International and HFC incurred pre-tax merger and integration related costs of approximately $1 billion ($751 million after-tax) during the quarter ended June 30, 1998. These costs included approximately $305 million in lease exit costs, $50 million in fixed asset write-offs related to closed facilities, $255 million in severance and change in control payments, $230 million in asset writedowns to reflect modified business plans, $75 million in investment banking fees, $25 million in legal and other expenses, and $60 million in prepayment premiums related to debt.

     The merger and integration related costs included approximately $291 million in non-cash charges. Cash payments of approximately $709 million will be funded through our existing operations, senior debt and other borrowings. In addition, we expect to receive tax benefits of approximately $249 million. Substantially all of the cash payments are expected to be made by the end of 1998.

OPERATIONS SUMMARY

- Our net income in 1997 was $767.1 million, an increase of 18 percent over 1996. Net income in 1996 was $650.0 million, 58 percent higher than 1995 earnings of $412.3 million. Results in 1997 were impacted by an after-tax provision of $27.8 million for the disposition of Beneficial's German operations, an $8.2 million after-tax addition to Beneficial's litigation reserves and a $10.6 million after-tax charge to write down Beneficial's real estate holdings in Tampa, Florida and Houston, Texas that are being sold and other reorganization and restructuring efforts. In addition, the tax anticipation refund loan business ("RAL") profits decreased in 1997 compared with 1996 which benefited from strong collections of previously written off loans. Results in 1996 were impacted from the turnaround of the RAL business whose results were severely impacted in 1995 due to the Internal Revenue Service releasing certain portions of refunds directly to taxpayers.

  Our return on average common shareholder's equity ("ROE") was 15.4 percent in 1997, compared to 16.8 percent in 1996, and up from 11.9 percent in 1995. The decrease in 1997 was due to the capital contribution from Household International in June 1997 to fund the purchase of Transamerica Financial Services Holding Company, as discussed below, which decreased our leverage, resulting in more of our assets being funded by equity as compared to the prior year. Our return on average owned assets ("ROA") was 2.01 percent, up from 1.88 percent in 1996 and 1.15 percent in 1995. Our net income and ROA increased over the past three years due to growth in our consumer receivables and because we have focused on our higher return businesses.

- In June, Household International and a wholly-owned subsidiary of HFC purchased Transamerica Financial Services Holding Company ("TFS"), the branch-based consumer finance subsidiary of Transamerica Corporation, for $1.1 billion. We also repaid $2.7 billion of debt that TFS owed to affiliates of Transamerica Corporation. We added about $3.1 billion of real estate secured receivables as a result of the acquisition. The acquisition strengthened our consumer finance operations by adding new markets, new customer accounts, seasoned employees and receivables secured by collateral. This type of security helps to reduce the amount of loss we might incur if borrowers do not pay off their loans. The integration of TFS is complete. We closed all redundant branches and consolidated back office operations.

  In June 1997, we received a capital contribution from Household International of $976.5 million which was used to repay short-term borrowings related to the TFS acquisition.

  In October 1997, Household International and its wholly-owned subsidiary purchased all of the outstanding capital stock of ACC Consumer Finance Corporation ("ACC"), an auto finance company, for about 4.2 million shares of its common stock and cash. ACC makes loans to non-prime borrowers secured by automobiles, primarily used vehicles sold through franchised dealers. Upon completing this transaction, Household International contributed its investment in ACC to HFC. The acquisition of ACC increased our market share in the non-prime auto finance market and added key managers to grow this business.

  In late December 1997, Beneficial acquired Endeavour Personal Finance Ltd., including receivables of approximately $250 million, expanding our presence in the United Kingdom.

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

  We accounted for each of these acquisitions as purchases. Thus, we have included the results of operations of TFS, ACC and Endeavour in our statement of income for 1997 from the closing dates of the transactions. These acquisitions were not material to our financial statements.

  In 1997, Beneficial announced its intent to sell its German operations and recorded an after-tax loss of approximately $27.8 million after consideration of a $31.0 million tax benefit primarily generated by the expected utilization of capital losses. The sale of Beneficial's German operations was completed in April 1998. No additional losses were realized as a result of the sale. During the first quarter of 1998, the sale of Beneficial's Canadian operations was completed. An after-tax gain of approximately $118.5 million was recorded. As of December 31, 1997, the net assets of these sold operations were $121.5 million for Canada and $15.7 million for Germany. In 1997, the sold Canadian operations reported pre-tax earnings of $21.2 million, while the German operating pre-tax loss was $6.7 million.

- In 1996 and 1995, we also exited several businesses that were providing insufficient returns on our investment.

  On March 31, 1996, Beneficial sold a $957 million annuity portfolio through a co-insurance agreement. Approximately $900 million of investment securities were sold as part of this disposition.

  In October 1995, we sold certain of the individual life and annuity product lines of our individual life insurance business. However, we retained our credit life insurance business, which complements our consumer lending and provides us additional revenue. We sold $6.1 billion of assets, which were virtually all investment securities. We retained two product lines of the individual life insurance business, but are no longer pursuing new business in this area.

  In the second quarter of 1995, we sold our purchased mortgage servicing rights to a third party. The sale did not have a material impact on our operating results.

- The following summarizes operating results for our key businesses for 1997 compared to 1996 and 1995:

  Our consumer finance business reported higher earnings due mainly to higher levels of average managed receivables, particularly in unsecured loans. These loans typically carry higher rates than secured products because they carry more risk. More receivables, coupled with higher interest rates charged on loans, resulted in higher net interest margin. The increase in margin was partially offset by higher credit losses because more of our borrowers declared personal bankruptcy. Personal bankruptcy filings in the U.S. were at an all-time high in 1997.

  Our MasterCard and Visa credit card business achieved higher earnings due to higher net interest margin and fee income, and improved efficiency. These factors were offset to some degree by higher credit losses resulting primarily from increased personal bankruptcy filings. In late 1996 we started a program designed to increase the return on our MasterCard and Visa portfolio. We sold certain non-strategic portfolios, increased fees, and systematically eliminated unprofitable accounts. This business continued to benefit from our co-branding and affinity relationship strategies. This includes our alliance with General Motors Corporation ("GM") to issue the GM Card, a co-branded credit card. The GM Card continues to represent a substantial portion of our credit card portfolio. The MasterCard and Visa business also includes the AFL-CIO's Union Privilege affinity relationship which we acquired in June 1996. Union Privilege was created by the AFL-CIO to market benefits to union members.

  Our private label credit card business reported higher income resulting from a wider net interest margin and higher late fees, partially offset by higher credit losses due to the end of certain special promotions and increased personal bankruptcies. Results in 1997 also benefited from the renegotiation of contracts with several merchant partners. Additionally, in 1997, we began to implement various initiatives to control the mix and increase the profitability of promotional activity. Results in 1996 were impacted by Beneficial's $65 million up-front loan loss provision on strong receivables growth and $10 million in start-up costs relating to two of its merchants.

  The RAL program reported lower profits in 1997 as compared with 1996, which benefited from very strong collections on loans previously written off during the 1995 season. Additionally, 1997 earnings were reduced by the July 1996 agreement with H&R Block Tax Services Inc. that gave them a share in both the revenue and credit risk of certain RALs. RAL program fundamentals, however, remained strong as the number of loans made in 1997 increased by 12% to 2.96 million from 2.65 million in 1996, while gross revenues grew

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

  31%. The RAL business incurred a pre-tax loss in 1995, which was severely impacted by the Internal Revenue Service sending certain refunds directly to taxpayers.

  Our United Kingdom operation's net income increased because of revenue growth from a larger receivable base. Owned receivables increased to $1.9 billion at year-end 1997, up 45 percent from the end of 1996. The acquisition of Endeavour Personal Finance Ltd. during the year contributed to this increase in receivables.

  Profits from our Canadian operation were down from 1996 as higher net interest margin was offset by higher credit losses and higher operating expenses from Beneficial's Canadian operations which were sold during the first quarter of 1998.

  Harbour Island, Inc., our real estate subsidiary in Tampa, Florida, recorded pre-tax losses in each of the prior three years, representing interest cost to carry and non cash depreciation charges. The 1997 results reflected the sale of the Athletic Club and residential land, and a writedown from the anticipated loss on the sale of a People Mover System and its infrastructure.

  Our commercial operations benefited from gains on the disposition of assets while continuing to minimize credit losses.

- Our managed net interest margin expanded to 8.03 percent in 1997 from 7.98 percent in 1996 and 7.82 percent in 1995. Our margins have increased over the past three years because we have continued to raise the interest rates we charge on most of our products. In addition, HFC's product mix has shifted towards unsecured receivables, which have higher rates than secured products because they carry more risk. The overall rate of increase has been tempered by the impact of Beneficial's product mix which carries a higher percentage of real estate secured receivables which carry a lower yield compared to unsecured products.

BALANCE SHEET REVIEW

- Managed assets (total assets on our balance sheet plus receivables serviced with limited recourse) increased to $57.5 billion at December 31, 1997 from $51.2 billion at year-end 1996. The increase was due to receivable growth in our consumer finance business. Owned assets totaled $39.4 billion at December 31, 1997, up from $36.3 billion at year-end 1996. Owned assets may vary from period to period depending on the timing and size of asset securitization transactions. We securitized $6.1 billion of receivables in 1997 and $8.1 billion of receivables during 1996. We refer to the securitized receivables that are serviced for investors and not on our balance sheet as our off-balance sheet portfolio.

- Our consumer receivables grew during 1997, as shown in the following table:

                                                                     INCREASE (DECREASE)   INCREASE (DECREASE)
                                                 DECEMBER 31, 1997      IN 1997/1996          IN 1996/1995
                                                 -----------------   -------------------   -------------------
                                                          (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
   MANAGED RECEIVABLES:
   Home equity.................................      $18,512.7                27%                    5%
   Auto finance(1).............................          872.4                --                    --
   MasterCard/Visa.............................       11,828.1                (3)                   78
   Private label...............................        8,679.5                --                    33
   Other unsecured.............................        8,594.7                11                    25
                                                     ---------               ---                   ---
        TOTAL CONSUMER.........................       48,487.4                12                    29
                                                     ---------               ---                   ---
   Commercial..................................          863.4               (13)                  (25)
   Discontinued products(2)....................        1,075.5                (2)                   (1)
                                                     ---------               ---                   ---
        Total..................................      $50,426.3                11%                   26%
                                                     =========               ===                   ===

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(1) Prior to 1997, auto finance receivables were not significant and were included in other unsecured receivables.

(2) Discontinued products include receivables relating to Beneficial's disposed Canadian operations in March 1998 and German operations in April 1998.

    Growth in home equity and auto finance receivables benefited from acquisitions during 1997. MasterCard and Visa receivables were down somewhat from 1996 due to the sale and planned runoff of non-strategic and less profitable receivables. Private label credit card receivables were flat compared to last year. Other unsecured receivables were up from 1996 as we experienced steady growth in our consumer finance business.

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

- The managed consumer two-months-and-over contractual delinquency ratio increased to 4.77 percent at December 31, 1997 from 3.96 percent at December 31, 1996. The 1997 managed consumer net chargeoff ratio was 3.69 percent compared to 2.79 percent in 1996 and 2.48 percent in 1995.

- We increased managed credit loss reserves 24 percent in 1997, to $2.1 billion compared to $1.7 billion at December 31, 1996. This compares to an increase of 11 percent in total managed receivables in 1997. The increase in managed reserves was due to continuing uncertainty about consumer payment patterns, the maturing of our unsecured loan portfolios and the increase in our off-balance sheet portfolio. Credit loss reserves as a percent of managed receivables increased to 4.21 percent at year-end 1997 from 3.85 percent a year ago.

- Our debt to equity ratio was 5.3 to 1 compared to 6.7 to 1 at December 31, 1996. The decrease in the ratio was primarily due to the capital contribution from Household International in June to fund the TFS acquisition.

STATEMENT OF INCOME REVIEW

     Net Interest Margin. Net interest margin was $2,386.7 million for 1997, up from $2,238.5 million in 1996 and $2,011.6 million in 1995. As a percent of average owned interest-earning assets, net interest margin was 7.49 percent in 1997, 7.75 percent in 1996 and 8.05 percent in 1995. The decrease in the net interest margin percentage in 1997 was the result of the change in product mix in the owned portfolio due to asset securitizations, as discussed below. The dollar increase over 1996 and 1995 was due to an increase in average owned home equity loans and growth in private label receivables.

     Due to the securitization of assets over the past several years, the comparability of net interest margin between years may be affected by the level and type of assets securitized. As receivables are securitized rather than held in our portfolio, net interest income is reclassified to securitization income. Net interest margin on a managed basis, which assumes receivables securitized were held in our portfolio, increased to $3.8 billion for 1997 from $3.3 billion in 1996. Net interest margin on a managed basis as a percent of average managed interest-earning assets increased to 8.03 percent from 7.98 percent in 1996 and
7.82 percent in 1995.

     Provision for Credit Losses. The provision for credit losses includes current period credit losses. It also includes an amount which, in our judgment, is sufficient to maintain reserves for credit losses at a level that reflects known and inherent risks in the portfolio. The managed basis provision for credit losses also includes the over-the-life reserve requirement established on the off-balance sheet portfolio when receivables are securitized.

     The provision for credit losses on an owned basis totaled $1,252.1 million in 1997, compared to $907.4 million in 1996 and $774.8 million in 1995. As a percent of average owned receivables, the provision was 3.98 percent compared to
3.23 percent in 1996 and 3.17 percent in 1995. The increase in 1997 was due to higher chargeoffs on our unsecured portfolios. Over the past three years, we recorded provisions for credit losses in excess of chargeoffs because of continued uncertainty regarding consumer payment patterns, high levels of personal bankruptcies and the maturing of our unsecured products. In 1996, Beneficial recorded a $65 million up-front loan loss provision for the strong private label receivables growth experienced during the year. The maturing or seasoning of a product is the effect of a growing portfolio reaching expected levels of chargeoffs as loans age. Owned provision in excess of owned chargeoffs was $194.5 million in 1997, $151.0 million in 1996 and $108.5 million in 1995.

     Other Revenues. Securitization income was $1,232.0 million in 1997, $912.4 million in 1996 and $548.2 million in 1995. Securitization income consists of income associated with the securitization and sale of receivables with limited recourse, including net interest margin, fee and other income, and provision for credit losses related to those receivables. Securitization income increased over the three year period because of growth in average securitized receivables.

     Insurance revenues of $352.9 million in 1997 were up from $336.6 million in 1996 but down from $404.4 million in 1995. The increase in 1997 was primarily due to increased insurance sales on a larger portfolio. The

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

decrease in 1996 from 1995 was due to the sale of Beneficial's annuity product line in the first quarter of 1996 and HFC's individual life and annuity product lines in the fourth quarter of 1995.

     Investment income includes interest income on investment securities in the retained insurance business as well as realized gains and losses from the sale of investment securities. Investment income was $152.6 million in 1997 compared to $212.7 million in 1996 and $508.4 million in 1995. The decrease in 1997 from 1996 was due to lower average investment balances and lower yields on the securities in the portfolio. The large decline in 1996 from 1995 was because of the sale of our insurance businesses.

     Fee income on an owned basis includes revenues from fee-based products such as credit cards. Fee income was $514.8 million in 1997, up from $290.3 million in 1996 and $221.3 million in 1995. The increase in fee income in 1997 reflected higher credit card fees as a result of increased average owned credit card receivables compared to the prior years and higher interchange income.

     Other income was $310.5 million in 1997, $257.0 million in 1996 and $139.7 million in 1995. Other income includes earnings from the RAL program, gains and losses from the disposition of assets and businesses and, in 1995, income from servicing receivable portfolios without recourse. Other income was up in 1997 reflecting gains on sales of certain non-strategic assets which included the sale of certain non co-branded MasterCard and Visa receivables somewhat offset by a decrease in RAL income as compared to the prior year. RAL income in 1996 benefited from very strong collections on loans previously written off during the 1995 season. Other income in 1996 also included the gain related to the sale of our annuity portfolio in the first quarter.

     Expenses. Salaries and fringe benefits and other operating expenses were $2,158.4 million in 1997, up from $1,924.1 million in 1996 and $1,747.9 million in 1995. The increases were due to a higher number of sales people in our consumer finance branch network and a higher number of collectors. Additionally, we had higher expenses associated with growth in our managed receivable portfolio. Average managed receivables grew 18 percent in 1997 compared to 1996 and 43 percent compared to 1995. Also contributing to the increase in 1997 were higher expenses related to the TFS and ACC acquisitions. The overall combined normalized managed efficiency ratio was 41.2% in 1997. Excluding the impact of Beneficial, our normalized managed efficiency ratio was 34.5% in 1997.

     During 1997, we recorded non-operating pretax charges of $90 million. These charges included a $59 million provision for the planned disposition of Beneficial's German operations, a $13 million addition to Beneficial's litigation reserves, a $14 million writedown of Beneficial's real estate holdings in both Tampa, Florida, and Houston, Texas, that are being sold, and a $4 million charge for various Beneficial reorganization and restructuring efforts. During 1996, we recorded non-operating charges of $19 million related to closing office space, settling litigation and other matters. In 1995, we recorded non-operating charges of $25 million. These charges included a $15 million provision for Beneficial's additional potential losses relating to a significant liquidating loan portfolio in Germany and a $10 million restructuring charge related to Beneficial's annuity business.

     Amortization of acquired intangibles and goodwill was $143.4 million in 1997, $121.1 million in 1996 and $70.6 million in 1995. The increase reflects our acquisitions of TFS in mid-1997 and ACC in late 1997, and the Union Privilege portfolio in mid-1996.

     Policyholders' benefits were $236.6 million in 1997, $286.8 million in 1996 and $532.7 million in 1995. Expense was lower in 1997 compared to 1996 because we have fewer policies in our retained life insurance business. The decrease in 1996 from 1995 was due to the sale of our annuity product lines in 1996 and late 1995.

     Income taxes. The 1997 effective tax rate was 33.8 percent compared to 35.5 percent in 1996 and 41.7 percent in 1995. The effective rate in 1997 recognized tax benefits related to the anticipated sale of Beneficial's German operations. The 1995 effective rate was affected by additional taxes on the sale of certain of our insurance operations.

     In 1992, the Internal Revenue Service ("IRS") completed its examination of Beneficial's federal income tax returns for 1984 through 1987. The IRS proposed $142 million in adjustments that relate principally to activities of a former subsidiary, American Centennial Insurance Company ("ACIC"), prior to its sale in 1987.

     In order to limit the further accrual of interest on the proposed adjustments, Beneficial paid $105.5 million of tax and interest during 1992.

     The issues were not resolved during the administrative appeals process, and the IRS issued a statutory Notice of Deficiency asserting the unresolved adjustments and increased the disallowance to $195 million in 1996.

     Beneficial has initiated litigation in the United States Tax Court to oppose the disallowance. While the conclusion of this matter in its entirety cannot be predicted with certainty, we do not anticipate the ultimate resolution to differ materially from amounts accrued.

CREDIT QUALITY

     Our delinquency and net chargeoff ratios reflect, among other factors, the quality of receivables, the average age of our loans, the success of our collection efforts and general economic conditions. Specifically, the high levels of personal bankruptcies experienced by our industry over the last two years has had a direct effect on the asset quality of our overall portfolio.

     During 1997 our delinquency and net chargeoff levels were impacted by higher consumer bankruptcies in our unsecured portfolios and the continued maturing of our receivables. We continued to tighten and refine our credit standards throughout the year and increased the number of collectors.

     Until June 1997, when we acquired virtually all secured loans from TFS, the percentage of unsecured loans in our portfolio had been increasing. Unsecured loans were 60 percent of our managed consumer receivables at year-end 1997 compared to 66 percent in 1996 and 58 percent in 1995. Generally, unsecured loans have higher delinquency and chargeoff rates than secured loans. The high proportion of unsecured receivables increases the delinquency and chargeoff statistics of the entire portfolio. We compensate for this by charging higher interest rates and fees on these loans, which benefits our revenue.

     We track delinquency and chargeoff levels on a managed basis. We include the off-balance sheet portfolio since we apply the same credit and portfolio management procedures as on our owned portfolio. This results in a similar credit loss exposure for us. Our focus is to continue using risk-based pricing and effective collection efforts for each loan. We have a process that gives us a reasonable basis for predicting the asset quality of new accounts. This process is based on our experience with numerous marketing, credit and risk management tests. We also believe that our frequent and early contact with delinquent customers is helpful in managing net credit losses. Despite these efforts to manage the current credit environment, bankruptcies remain an industry-wide issue and are unpredictable.

     Our chargeoff policy for consumer receivables varies by product. Receivables for HFC are written off, or for secured products written down to net realizable value, at the following stages of contractual delinquency: auto finance--5 months; first mortgage, home equity and MasterCard and Visa--6 months; private label--9 months; and other unsecured--9 months and no payment received in 6 months. Beneficial, in general, charges off unsecured receivables after no payment has been made for six months and secured receivables are written down to net realizable value at the time of foreclosure. Commercial receivables are written off when it becomes apparent that an account is uncollectible.

     The state of California accounts for 21 percent of our managed domestic consumer portfolio. It is the only state with more than 10 percent of this portfolio. Because of our centralized underwriting, collections and processing functions, we can quickly change our credit standards and intensify collection efforts in specific locations. We will be able to extend this capability as the centralization of underwriting, collections and processing functions contained within the Beneficial branch network is completed.

     Our foreign consumer operations located in the United Kingdom and Canada accounted for 4 and 2 percent, respectively, of managed consumer receivables at December 31, 1997. German receivables accounted for less than one percent of managed consumer receivables at year-end 1997.

MANAGED CONSUMER TWO-MONTHS-AND-OVER CONTRACTUAL DELINQUENCY RATIOS

                                                    1997 QUARTER END                        1996 QUARTER END
                                           ----------------------------------      ----------------------------------
                                            4         3         2         1         4         3         2         1
                                           ----      ----      ----      ----      ----      ----      ----      ----
Home equity..............................  3.59%     3.03%     2.82%     3.05%     2.82%     3.14%     2.94%     2.87%
Auto finance(1)..........................  1.97        --        --        --        --        --        --        --
MasterCard/Visa..........................  3.28      3.42      3.39      3.34      2.91      2.73      2.01      2.52
Private label............................  6.01      5.85      5.25      4.82      4.69      4.73      4.35      4.05
Other unsecured..........................  8.25      7.89      7.36      7.32      6.83      6.92      6.54      6.40
                                           ----      ----      ----      ----      ----      ----      ----      ----
     Total...............................  4.77%     4.57%     4.24%     4.29%     3.96%     4.04%     3.60%     3.71%
                                           ====      ====      ====      ====      ====      ====      ====      ====

---------------
(1) Prior to the fourth quarter of 1997, delinquency statistics for auto finance receivables were not significant. For prior periods, delinquency data for these receivables were included in other unsecured receivables.

     Our managed consumer delinquency ratio at year end was 20 basis points higher than the third quarter level. This increase was lower than the third quarter increase of 33 basis points. The increases in these two quarters were due to the expiration of certain special no-interest and no-payment promotions in our private label portfolio, and seasoning of the other unsecured portfolio. Home equity delinquency was up due to the maturing of acquired receivables. MasterCard and Visa delinquency was down in the quarter.

     The increase in the managed delinquency ratio from a year ago was mainly due to the seasoning of all portfolios and the expiration of certain special no-interest and no-payment promotions in our private label portfolio.

     The owned consumer delinquency ratio was 4.77 percent at December 31, 1997 and 4.00 percent at December 31, 1996.

MANAGED CONSUMER NET CHARGEOFF RATIOS

                        FULL           1997 QUARTER ANNUALIZED            FULL           1996 QUARTER ANNUALIZED            FULL
                        YEAR      ----------------------------------      YEAR      ----------------------------------      YEAR
                        1997       4         3         2         1        1996       4         3         2         1        1995
                        ----      ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
Home equity...........   .58%      .59%      .47%      .60%      .69%      .55%      .73%      .54%      .47%      .47%      .59%
Auto finance(1).......  4.68      5.33        --        --        --        --        --        --        --        --        --
MasterCard/Visa.......  5.35      5.45      6.24      5.13      4.59      3.97      3.82      3.80      4.14      4.30      4.32
Private label(2)......  4.84      5.47      5.02      4.58      4.32      3.49      3.97      3.78      3.84      4.14      3.91
Other unsecured.......  6.37      6.76      6.48      6.04      6.02      5.07      5.45      5.46      4.41      4.88      4.03
                        ----      ----      ----      ----      ----      ----      ----      ----      ----      ----      ----
     Total............  3.69%     3.83%     3.81%     3.61%     3.47%     2.79%     3.07%     2.92%     2.69%     2.78%     2.48%
                        ====      ====      ====      ====      ====      ====      ====      ====      ====      ====      ====

---------------
(1) Includes ACC net chargeoffs subsequent to our acquisition in October 1997. Prior to the fourth quarter of 1997, chargeoff statistics for auto finance receivables were not significant and were included in other unsecured receivables.

(2) Following the contribution of Beneficial, we adopted Beneficial's presentation of chargeoffs related to private label receivables to reflect interest and fee chargeoffs as a reversal against the respective line items on the statement of income rather than as a reduction to the allowance for credit losses. As a result, the managed consumer net chargeoff ratios have been restated for all periods presented.

     The annualized fourth quarter chargeoff ratio was up slightly from the third quarter. In the private label portfolio, increased chargeoffs reflected the maturing of promotional balances and higher personal bankruptcies. In our other unsecured portfolio, higher chargeoffs resulted from continued seasoning and high levels of personal bankruptcies. For the MasterCard and Visa portfolio, actual dollars of chargeoffs were down over $20 million in the quarter, reflecting reductions in both bankruptcies and credit chargeoffs. This resulted in a 79 basis point decline in the MasterCard and Visa chargeoff ratio to 5.45 percent.

     The managed consumer net chargeoff ratio for full year 1997 was 3.69 percent, up from 2.79 percent in 1996 and 2.48 percent in 1995. The increase was due to higher bankruptcy chargeoffs in our MasterCard and Visa portfolio, the expiration of certain private label promotional programs and seasoning of other unsecured receivables. The owned consumer net chargeoff ratio was 3.46 percent in 1997, 2.81 percent in 1996 and 2.89 percent in 1995.

NONPERFORMING ASSETS

                                                                         AT DECEMBER 31
                                                                --------------------------------
                                                                  1997        1996        1995
                                                                --------    --------    --------
                                                                    (ALL DOLLAR AMOUNTS ARE
                                                                      STATED IN MILLIONS)
Nonaccrual owned receivables................................    $  726.0    $  511.6    $  654.5
Accruing owned consumer receivables 90 or more days
  delinquent................................................       433.6       382.5       145.9
Renegotiated commercial loans...............................        12.4        12.9        21.2
                                                                --------    --------    --------
     Total nonperforming owned receivables..................     1,172.0       907.0       821.6
Real estate owned...........................................       187.8       212.3       206.8
                                                                --------    --------    --------
     Total nonperforming owned assets.......................    $1,359.8    $1,119.3    $1,028.4
                                                                ========    ========    ========
Nonaccrual managed receivables..............................    $1,121.3    $  787.5    $  831.3
Accruing managed consumer receivables 90 or more days
  delinquent................................................       639.1       502.2       202.8
Renegotiated commercial loans...............................        12.4        12.9        21.2
                                                                --------    --------    --------
     Total nonperforming managed receivables................     1,772.8     1,302.6     1,055.3
Real estate owned...........................................       187.8       212.3       206.8
                                                                --------    --------    --------
Total nonperforming managed assets..........................    $1,960.6    $1,514.9    $1,262.1
                                                                ========    ========    ========
Managed credit loss reserves as a percent of nonperforming
  managed receivables.......................................      119.9%      134.0%      121.3%
                                                                --------    --------    --------

CREDIT LOSS RESERVES

     We maintain credit loss reserves to cover probable losses of principal and interest in both our owned and off-balance sheet portfolios. We estimate losses for consumer receivables based on delinquency status and past loss experience. For securitized receivables, we also record a provision for estimated probable losses that we will incur over the life of the transaction. For commercial loans, we calculate probable losses by using expected amounts and timing of future cash flows to be received on loans. In addition, we provide for general loss reserves on consumer and commercial receivables to reflect our assessment of portfolio risk factors. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. These estimates are influenced by factors outside of our control, such as economic conditions and consumer payment patterns. As a result, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

     Owned credit loss reserves increased 21 percent to $1,417.5 million from $1,169.7 million at December 31, 1996. The ratio of credit loss reserves to total owned receivables was 4.38 percent, up from 3.84 percent at December 31, 1996.

     Total managed credit loss reserves increased 22 percent to $2,125.3 million from $1,745.9 million at December 31, 1996. The ratio of credit loss reserves to total managed receivables was 4.21 percent, up from 3.85 percent at December 31, 1996. We increased credit loss reserves because of seasoning of unsecured products and increased personal bankruptcies. Additionally, in 1996, Beneficial recorded a $65 million up-front loan loss provision for the strong private label receivables growth experienced during the year.

LIQUIDITY AND CAPITAL RESOURCES

     Generally, we are funded independently from our parent. Cash flows, liquidity and capital are monitored at both HFC and Household International levels. In managing capital, HFC and Beneficial develop targets for equity to managed assets based on discussions with rating agencies, reviews of regulatory requirements and competitor capital positions, credit loss reserve strength, risks inherent in the projected operating environment and acquisition objectives. We also specifically consider the level of intangibles arising from acquisitions. These targets include capital levels against both on-balance sheet assets and our off-balance sheet portfolio. HFC paid cash dividends to Household International of $250 million in 1997 and $155 million in 1995. HFC did not pay any cash dividends to Household International in 1996. Beneficial paid cash dividends of $200.7 million (including $80.0 million of treasury share purchases) in 1997, $110.5 million in 1996 and $99.7 million in 1995.

     Our major use of cash is the origination or purchase of receivables or purchases of investment securities. Our main sources of cash are the collection of receivable balances; maturities or sales of investment securities; proceeds from the issuance of debt and securitization of consumer receivables; and cash provided by operations.

     HFC, along with its wholly-owned subsidiary, Beneficial Corporation, funds its operations by issuing commercial paper, medium- and long-term debt to mainly wholesale investors, securitizing consumer receivables and receiving capital contributions from our parent. Outstanding commercial paper totaled $8.3 billion at December 31, 1997 and $8.5 billion at December 31, 1996. HFC markets its commercial paper through an in-house sales force. We actively manage the level of commercial paper outstanding to ensure availability to core investors and proper utilization of any excess capacity within internally established targets.

     We also market domestic medium-term notes through investment banks and our in-house sales force, issuing a total of $5.1 billion in 1997. To obtain a broader investment base, HFC and a subsidiary, Household Bank (Nevada) N.A., periodically issue medium-term notes in European and Asian markets. These markets provide us with a broader investor base as compared with domestic markets. During 1997, $1.9 billion in medium-term notes were issued in European and Asian markets compared to $.9 billion in European markets in 1996. These notes were issued in various European and Asian currencies and currency swaps were used to convert the notes to U.S. dollars in order to eliminate future foreign exchange risk. During 1997, we also issued $300 million of long-term debt with an original maturity of 10 years. In August 1997, we redeemed, at par of $100 million, all outstanding shares of our 7.25% term cumulative preferred Series 1992-A, for $100 per depositary share plus accrued and unpaid dividends.

     We had committed back-up lines of credit totaling $10.5 billion at December 31, 1997, of which $400 million were available to our parent company. These back-up lines include Beneficial's $3 billion syndicated revolving credit agreement which supports its commercial paper issuances. None of these back-up lines were used by us or our parent at December 31, 1997. In addition, none of these lines contained a material adverse change clause which could restrict availability. These back-up lines expire on various dates from 1998 through 2002. The only financial covenants contained in the terms of our credit agreements are the maintenance of minimum shareholder's equity of $1.5 billion as well as a $1 billion net worth test for Beneficial.

     In connection with the Beneficial merger, we have repurchased or have commitments to repurchase approximately $.7 billion of senior and senior subordinated debt and bank and other borrowings. We funded the debt repurchase with senior debt and other borrowings. Cash payments of approximately $709 million for merger and integration related costs will be funded through our existing operations, senior debt and other borrowings.

     We paid $1.1 billion for the stock of TFS and repaid about $2.7 billion of TFS debt owed to affiliates of Transamerica Corporation. We funded this acquisition through the issuance of commercial paper, bank and other borrowings. In addition, we received a capital contribution of approximately $1.0 billion from the parent company to repay debt.

     HFC's wholly-owned subsidiary, Beneficial Corporation, has foreign operating subsidiaries located in the United Kingdom, Canada and Germany. These operating subsidiaries are directly owned by Beneficial

Corporation, a wholly-owned subsidiary of HFC, and represent Beneficial's operations in these countries prior to its merger with Household International, HFC's parent, and subsequent contribution to HFC. Consolidated shareholder's equity reflects the increase or decrease from translating our foreign subsidiaries' assets, liabilities and operating results from their local currency into U.S. dollars. We have entered into foreign exchange contracts to hedge our investment in foreign subsidiaries to protect ourselves from fluctuations in foreign currencies that are beyond our control. The potential loss in net income associated with a 10% adverse change in the British pound/US dollar or Canadian dollar/US dollar exchange rates is not material.

     Each foreign subsidiary conducts its operations using its local currency, raising funds chiefly on its own, with the guarantee of Beneficial Corporation attached to maximize market depth and minimize cost. The Canadian and United Kingdom subsidiaries both issue commercial paper through dealers. Canadian commercial paper outstandings totaled $346 million at year-end 1997 and $230 million at year-end 1996. United Kingdom commercial paper outstandings totaled $181 million at year-end 1997 and $267 million at year-end 1996. During 1997, the Canadian and United Kingdom subsidiaries issued $110 million and $315 million, respectively, in medium-term notes and other public debt offerings. The German subsidiary obtains funding primarily through deposits.

     As previously discussed, Beneficial sold its Canadian and German operations during the first and second quarters of 1998.

ASSET SECURITIZATIONS

     Securitizations of consumer receivables have been, and will continue to be, an important source of funds for HFC. The market for securities backed by receivables is a reliable and cost-effective source of funds, which we plan to use in the future. During 1997 we securitized about $6.1 billion of home equity, MasterCard and Visa, private label and other unsecured receivables. As of December 31, 1997, we have not securitized new auto loan originations subsequent to the acquisition of ACC. The 1997 total securitization volume compares to $8.1 billion in sales in 1996 and $5.2 billion in 1995. At December 31, 1997, we had $18.0 billion of receivables sold under securitization transactions. At December 31, 1997, the expected weighted average remaining life of these transactions was
2.3 years.

     The following table summarizes the expected amortization of our securitizations by type:

                                                              AT DECEMBER 31, 1997
                                 ------------------------------------------------------------------------------
                                   1998          1999          2000          2001         2002       THEREAFTER
                                 --------      --------      --------      --------      ------      ----------
                                                                 (IN MILLIONS)
Home equity....................  $1,985.8      $1,374.7      $  823.9      $  577.8      $458.8       $  817.6
Auto finance(1)................     144.8         124.6          79.2          36.7        10.6             --
MasterCard/Visa................     500.0       4,100.0       1,575.7         600.0          --             --
Private label..................     213.5         161.5            --         650.0          --             --
Other unsecured................     863.2         628.9         502.3         466.7       460.3          886.4
                                 --------      --------      --------      --------      ------       --------
     Total.....................  $3,707.3      $6,389.7      $2,981.1      $2,331.2      $929.7       $1,704.0
                                 ========      ========      ========      ========      ======       ========

---------------
(1) Auto finance receivables were previously securitized by ACC before its acquisition in October 1997.

     For MasterCard and Visa and private label securitizations, the issued securities may pay off sooner than originally scheduled if certain events occur. One example of such an event is if the annualized portfolio yield (defined as the sum of finance income and applicable fees, less net chargeoffs) for a certain period drops below a base rate (generally equal to the sum of the rate paid to the investors and the servicing fee). For home equity and other unsecured securitizations, early pay off of the securities begins if the annualized portfolio yield falls below various limits, or if certain other events occur. We do not presently believe that any of these events will take place. If any such event occurred, our funding requirements would increase. These additional requirements could be met through securitizations, issuance of various types of debt or borrowings under existing back-up lines of credit. We believe we would continue to have adequate sources of funds if an early payoff event occurred.

     We and our affiliate, Household Bank, f.s.b., have facilities with commercial banks under which we may collectively securitize up to $6.6 billion of receivables. These facilities are renewable on an annual basis. At December 31, 1997, these facilities were fully utilized, of which we had securitized $5.6 billion. The amount available under these facilities will vary based on the timing and volume of public securitization transactions.

     At December 31, 1997, our long-term debt, the long-term debt of Beneficial and preferred stock of our parent company have been assigned an investment grade rating by four rating agencies. Furthermore, these agencies included our commercial paper in their highest rating category. Three of these agencies also include our parent company's commercial paper in their highest rating category. With our back-up lines of credit and securitization programs, we believe we have sufficient funding capacity to refinance maturing debts and fund business growth.

     Capital Expenditures. During 1997 we made $114 million in capital expenditures compared to the prior-year level of $131 million.

     Year 2000. The conversion of certain computer systems to permit continued use in the Year 2000 and beyond began in prior years. The Year 2000 issue exists because many computer systems and applications currently use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems may recognize the Year 2000 as 1900, or not at all. The inability to recognize or properly treat the Year 2000 may cause systems to process critical financial and operational information incorrectly. We have identified our Year 2000 issues and are scheduled to complete conversion and substantially complete testing of our significant systems by the end of 1998. The costs for Year 2000 compliance have not been, and are not expected to be, material to our operations. We currently estimate these costs on a consolidated Household International level to be approximately $20 million after taxes. While we are reviewing our third-party vendors' Year 2000 compliance, we cannot assure that the systems of our vendors (RAL program being dependent on the Internal Revenue Service), upon which we rely, will be converted in a timely manner, or that their failure to convert would not have an adverse effect on our systems. In a worst case scenario, one or more of our third-party vendors would not be Year 2000 compliant by the end of 1998. We are currently developing contingency plans, which we expect to have completed by the end of 1998, to address the potential noncompliance of each of our third-party vendors. Such contingency plans will be implemented immediately, if necessary. For each system provided by a third-party vendor, there are alternative suppliers of such systems in the marketplace. The economical and operational costs of converting to such alternative vendors have not been specifically quantified but would not be expected to have a material impact on our operations or financial results.

RISK MANAGEMENT

     We have a comprehensive program to address potential financial risks. These risks include interest rate, counterparty and currency risk. The Finance Committee of Household International's Board of Directors sets acceptable limits for each of these risks annually and reviews the limits semi-annually.

     Interest rate risk is defined as the impact of changes of market interest rates on our earnings. HFC utilizes simulation models to measure the impact on net interest margin of changes in interest rates. The key assumptions used in this model include the rate at which we expect our loans to pay off, loan volumes and pricing, cash flows from derivative financial instruments and changes in market conditions. The assumptions we make are based on our best estimates of actual conditions. The model cannot precisely predict the actual impact of changes in interest rates on net income because these assumptions are highly uncertain. At December 31, 1997, the combined company's interest rate risk levels were substantially below those allowed by HFC's policy.

     We generally fund our assets with liabilities that have similar interest rate features. This reduces structural interest rate risk. Over time, customer demand for our receivable products shifts between fixed rate and floating rate products, based on market conditions and preferences. These shifts result in different funding strategies and produce different interest rate risk exposures. To manage these exposures, as well as our liquidity position, we may use derivatives to synthetically alter the terms of our assets or liabilities, or off-balance sheet transactions. We do not use any exotic or leveraged derivatives.

     At December 31, 1997, we managed about $26 billion of domestic receivables that have variable interest rates, including credit card, home equity and other unsecured products. These receivables have been funded with $8.3 billion of short-term debt, with the remainder funded by long-term liabilities. This position exposes us to interest rate risk. We primarily use interest rate swaps to alter our exposure to interest rate risk while still controlling liquidity risk. Interest rate swaps also are used sometimes to synthetically alter our exposure to basis risk. This type of risk exists because the pricing of some of our assets is tied to the prime rate, while the funding for these assets is tied to LIBOR. The prime rate and LIBOR react differently to changes in market interest rates; that is, the prime rate does not change as quickly as LIBOR. We assign all of our synthetic alteration and hedge transactions to specific groups of assets, liabilities or off-balance sheet items.

     The economic risk related to our interest rate swap portfolio is minimal. The face amount of a swap transaction is referred to as the notional amount. The notional amount is used to determine the interest payment to be paid by each counterparty, but does not result in an exchange of principal payments. For example, let's assume we have entered into a swap with the counterparty whom we will call Bank A. Bank A agrees to pay us a fixed interest rate while we agree to pay a variable rate. If variable rates for the accrual period are below the fixed rate in the swap, Bank A owes us the difference between the fixed rate and variable rate multiplied by the notional amount.

     The primary exposure on our interest rate swap portfolio is the risk that the counterparty (Bank A in this example) does not pay us the money they owe us. We protect ourselves against counterparty risk in several ways. Counterparty limits have been set and are closely monitored as part of the overall risk management process. These limits ensure that we do not have significant exposure to any individual counterparty. Based on peak exposure at December 31, 1997, virtually all of our derivative counterparties are rated A+ or better. We have never suffered a loss due to counterparty failure. Certain swap agreements that we have entered into require that payments be made to, or received from, the counterparty when the fair value of the agreement reaches a certain level.

     We also utilize interest rate futures, and purchased put and call options in our hedging strategy to reduce interest rate risk. We use these instruments to hedge the changes in interest rates on our variable rate assets and liabilities. For example, short-term borrowings expose us to interest rate risk because the interest rate we must pay to others may change faster than the rate we received from borrowers on the asset our borrowings are funding. We use futures and options to fix our interest cost on these borrowings at a desired rate. We hold these contracts until the interest rate on the variable rate asset or liability change. We then terminate, or close out the contracts. These terminations are necessary because the date the interest rate changes is usually not the same as the expiration date of the futures contract or option.

     At December 31, 1997, we estimate that our earnings would decline by about $40 million following a gradual 200 basis point increase in interest rates over a twelve month period and would increase by about $48 million following a gradual 200 basis point decrease in interest rates. These estimates assume we would not take any corrective action to lessen the impact and, therefore, exceed what most likely would occur if rates were to change.

     We enter into currency swaps in order to minimize currency risk. These swaps convert both principal and interest payments on debt issued from one currency to another. For example, we may issue debt based on the French franc and then execute a currency swap to convert the obligation to U.S. dollars.

     See Note 9, "Derivative Financial Instruments and Other Financial Instruments With Off-Balance Sheet Risk," for additional information related to interest rate risk management.

     In the accompanying supplemental consolidated financial statements, Note 11, "Fair Value of Financial Instruments," provides information regarding the fair value of certain financial instruments.

                         HOUSEHOLD FINANCE CORPORATION

                               GLOSSARY OF TERMS

     ACQUIRED INTANGIBLES AND GOODWILL--Intangible assets reflected on our consolidated balance sheet resulting from the market value premium attributable to our credit card accounts in excess of the aggregate outstanding managed credit card loans acquired. Goodwill represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations.

     AFFINITY CREDIT CARD--A MasterCard or Visa account that is jointly sponsored by an organization that has a membership with a common interest (e.g., the AFL-CIO Union Privilege Credit Card Program).

     ASSET SECURITIZATION--The process where interests in a pool of financial assets, such as credit card or home equity receivables, are sold to investors. Typically, the receivables are sold to a trust that issues interests that are sold to investors.

     AUTO FINANCE LOANS--Closed-end loans secured by a first lien on a vehicle.

     CO-BRANDED CREDIT CARD--A MasterCard or Visa account that is jointly sponsored by the issuer of the card and another corporation. The account holder typically receives some form of added benefit for using the card (e.g., the GM
Card).

     CONSUMER NET CHARGEOFF RATIO--Net chargeoffs of receivables divided by average receivables outstanding.

     CONTRACTUAL DELINQUENCY--A method of determining delinquent accounts based on the contractual terms of the original loan agreement.

     CREDIT LIFE INSURANCE--Insurance products that either pay off or continue repaying a debt in the event of death, or temporary or permanent disability of the borrower.

     FEE INCOME--Income associated with interchange on credit cards and annual, late and other fees and from the origination or acquisition of loans.

     FOREIGN EXCHANGE CONTRACT--A contract used to minimize our exposure to changes in foreign currency exchange rates.

     FUTURES CONTRACT--An exchange-traded contract to buy or sell a stated amount of a financial instrument or index at a specified future date and price.

     HOME EQUITY LOAN--Closed-end loans and revolving lines of credit secured by first or second mortgages on residential real estate.

     INTERCHANGE FEES--Fees received for processing a credit card transaction through the MasterCard or Visa network.

     INTEREST RATE SWAP--Contract between two parties to exchange interest payments on a stated principal amount (notional principal) for a specified period. Typically, one party makes fixed rate payments while the other party makes payments using a variable rate.

     LIBOR--London Interbank Offered Rate. A widely-quoted market rate which is frequently the index used to determine that rate at which we borrow funds.

     LIQUIDITY--A measure of how quickly we can convert assets to cash or raise additional cash by issuing debt.

     MANAGED BASIS--Method of reporting whereby net interest margin, other revenues and credit losses on securitized receivables are reported as if those receivables were still held on our balance sheet.

     MANAGED NET INTEREST MARGIN--Interest income from managed receivables and noninsurance investment securities reduced by interest expense.

                         HOUSEHOLD FINANCE CORPORATION

     MANAGED RECEIVABLES--The sum of receivables on our balance sheet and those that we service for investors as part of our asset securitization program.

     MASTERCARD/VISA RECEIVABLES--Receivables generated through customer usage of MasterCard and Visa credit cards.

     NONACCRUAL LOANS--Loans on which we no longer accrue interest because ultimate collection is unlikely.

     OPTIONS--A contract giving the owner the right, but not the obligation, to buy or sell a specified item at a fixed price for a specified period.

     OTHER UNSECURED RECEIVABLES--Unsecured lines of credit or closed-end loans made to individuals.

     OVER-THE-LIFE RESERVES--Credit loss reserves established for securitized receivables to cover the estimated probable losses that we expect to incur over the life of the transaction.

     PRIVATE LABEL CREDIT CARD--A line of credit made available to customers of retail merchants evidenced by a credit card bearing the merchant's name.

     PROMOTIONAL ACCOUNT--A private label credit card account that allows for limited or deferred interest and/or principal payments for a certain period.

     RAL PROGRAM--A cooperative program with H&R Block Tax Services, Inc. and certain of its franchises, along with other independent tax preparers, to provide loans to customers who are entitled to tax refunds and who electronically file their returns with the Internal Revenue Service.

     RECEIVABLES OWNED--Those receivables held on our balance sheet.

     RECEIVABLES SERVICED WITH LIMITED RECOURSE--Those receivables that we have securitized and for which we have some level of potential loss if defaults occur.

     RETURN ON ASSETS--Net income divided by average assets.

     RETURN ON AVERAGE COMMON SHAREHOLDER'S EQUITY--Net income less dividends on preferred stock divided by average common shareholder's equity.

     SYNTHETIC ALTERATION--Process by which derivative financial instruments are used to alter the risk characteristics of an asset, liability or off-balance sheet item.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

                 SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                      1997--THREE MONTHS ENDED                       1996--THREE MONTHS ENDED
                            ---------------------------------------------    -----------------------------------------
                            DECEMBER    SEPTEMBER      JUNE       MARCH      DECEMBER    SEPTEMBER     JUNE     MARCH
                            --------    ---------    --------    --------    --------    ---------    ------    ------
                                                   (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Finance income..........    $1,077.2    $1,084.8     $1,019.7    $1,023.4    $1,055.6    $1,005.9     $924.5    $927.8
Other interest income...         5.3         7.3         14.6         7.9         8.7         8.5       22.1       9.3
Interest expense........       471.1       482.2        452.3       447.9       456.4       441.9      422.0     403.6
                            --------    --------     --------    --------    --------    --------     ------    ------
Net interest margin.....       611.4       609.9        582.0       583.4       607.9       572.5      524.6     533.5
Provision for credit
  losses on owned
  receivables...........       326.7       313.2        293.6       318.6       288.5       205.2      208.1     205.6
                            --------    --------     --------    --------    --------    --------     ------    ------
Net interest margin
  after provision for
  credit losses.........       284.7       296.7        288.4       264.8       319.4       367.3      316.5     327.9
                            --------    --------     --------    --------    --------    --------     ------    ------
Securitization income...       302.6       350.3        314.8       264.3       229.6       245.9      257.3     179.6
Insurance revenues......        92.3        86.0         86.8        87.8        89.7        83.3       79.7      83.9
Investment income.......        37.5        41.3         36.5        37.3        34.1        44.1       45.2      89.3
Fee income..............       176.9       135.1        106.6        96.2        82.6        78.8       67.7      61.2
Other income............        22.1        65.5         56.7       166.2        25.3        46.7       64.1     120.9
                            --------    --------     --------    --------    --------    --------     ------    ------
    Total other
      revenues..........       631.4       678.2        601.4       651.8       461.3       498.8      514.0     534.9
                            --------    --------     --------    --------    --------    --------     ------    ------
Salaries and fringe
  benefits..............       241.9       236.2        223.6       212.7       221.1       202.3      190.1     191.9
Other operating
  expenses..............       402.4       276.8        259.9       304.9       273.7       289.1      292.4     263.5
Amortization of acquired
  intangibles and
  goodwill..............        38.4        38.6         33.3        33.1        33.0        32.1       34.0      22.0
Policyholders'
  benefits..............        56.9        56.9         57.9        64.9        59.7        69.9       66.9      90.3
                            --------    --------     --------    --------    --------    --------     ------    ------
    Total costs and
      expenses..........       739.6       608.5        574.7       615.6       587.5       593.4      583.4     567.7
                            --------    --------     --------    --------    --------    --------     ------    ------
Income before income
  taxes.................       176.5       366.4        315.1       301.0       193.2       272.7      247.1     295.1
Income taxes............        36.9       132.7        111.1       111.2        59.5        99.4       90.5     108.7
                            --------    --------     --------    --------    --------    --------     ------    ------
Net income..............    $  139.6    $  233.7     $  204.0    $  189.8    $  133.7    $  173.3     $156.6    $186.4
                            ========    ========     ========    ========    ========    ========     ======    ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Household Finance Corporation:

     We have audited the accompanying consolidated balance sheets of Household Finance Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, consolidated statements of changes in preferred stock and common shareholder's equity and cash flows for each of the three years in the period ended December 31, 1997. The consolidated statements give retroactive effect to the merger of Household International, Inc. (parent company of Household Finance Corporation) and Beneficial Corporation on June 30, 1998, which has been accounted for as a pooling of interests as described in Note 2. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Household Finance Corporation and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, after giving retroactive effect to the merger of Household International, Inc., and Beneficial Corporation as described in Note 2, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Chicago, Illinois
June 30, 1998

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31
                                                              --------------------------------
                                                                1997        1996        1995
                                                              --------    --------    --------
                                                                       (IN MILLIONS)
Finance income..............................................  $4,205.1    $3,913.8    $3,605.3
Other interest income.......................................      35.1        48.6        47.1
Interest expense............................................   1,853.5     1,723.9     1,640.8
                                                              --------    --------    --------
Net interest margin.........................................   2,386.7     2,238.5     2,011.6
Provision for credit losses on owned receivables............   1,252.1       907.4       774.8
                                                              --------    --------    --------
Net interest margin after provision for credit losses.......   1,134.6     1,331.1     1,236.8
                                                              --------    --------    --------
Securitization income.......................................   1,232.0       912.4       548.2
Insurance revenues..........................................     352.9       336.6       404.4
Investment income...........................................     152.6       212.7       508.4
Fee income..................................................     514.8       290.3       221.3
Other income................................................     310.5       257.0       139.7
                                                              --------    --------    --------
     Total other revenues...................................   2,562.8     2,009.0     1,822.0
                                                              --------    --------    --------
Salaries and fringe benefits................................     914.4       805.4       683.5
Other operating expenses....................................   1,244.0     1,118.7     1,064.4
Amortization of acquired intangibles and goodwill...........     143.4       121.1        70.6
Policyholders' benefits.....................................     236.6       286.8       532.7
                                                              --------    --------    --------
     Total costs and expenses...............................   2,538.4     2,332.0     2,351.2
                                                              --------    --------    --------
Income before income taxes..................................   1,159.0     1,008.1       707.6
Income taxes................................................     391.9       358.1       295.3
                                                              --------    --------    --------
Net income..................................................  $  767.1    $  650.0    $  412.3
                                                              ========    ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    AT DECEMBER 31
                                                                ----------------------
                                                                  1997         1996
                                                                ---------    ---------
                                                                    (IN MILLIONS,
                                                                  EXCEPT SHARE DATA)
ASSETS
Cash........................................................    $   545.3    $   508.1
Investment securities.......................................      2,336.8      2,281.0
Receivables, net............................................     32,152.5     30,335.0
Advances to parent company and affiliates...................         10.5           --
Acquired intangibles and goodwill, net......................      1,777.9        952.8
Properties and equipment, net...............................        464.8        473.6
Real estate owned...........................................        187.8        212.3
Other assets................................................      1,973.3      1,562.1
                                                                ---------    ---------
       Total assets.........................................    $39,448.9    $36,324.9
                                                                =========    =========
LIABILITIES AND SHAREHOLDER'S EQUITY
Debt:
  Deposits..................................................    $   555.3    $   635.0
  Commercial paper, bank and other borrowings...............      9,547.1      9,392.8
  Senior and senior subordinated debt (with original
     maturities over one year)..............................     20,909.2     19,279.4
                                                                ---------    ---------
       Total debt...........................................     31,011.6     29,307.2
Insurance policy and claim reserves.........................      1,182.3      1,183.2
Borrowings from parent company and affiliates...............           --          7.6
Other liabilities...........................................      1,451.3      1,439.3
                                                                ---------    ---------
       Total liabilities....................................     33,645.2     31,937.3
Preferred stock.............................................           --        100.0
Common shareholder's equity:
     Common stock, $1.00 par value, 1,000 shares authorized,
      issued and outstanding at December 31, 1997 and 1996,
      and additional paid-in capital........................      2,555.1      1,366.9
     Retained earnings......................................      3,296.9      2,985.1
     Foreign currency translation adjustments...............        (56.5)       (54.3)
     Unrealized gain (loss) on investments, net.............          8.2        (10.1)
                                                                ---------    ---------
       Total common shareholder's equity....................      5,803.7      4,287.6
                                                                ---------    ---------
       Total liabilities and shareholder's equity...........    $39,448.9    $36,324.9
                                                                =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        YEAR ENDED DECEMBER 31
                                                                --------------------------------------
                                                                   1997          1996          1995
                                                                ----------    ----------    ----------
                                                                            (IN MILLIONS)
CASH PROVIDED BY OPERATIONS
Net income..................................................    $    767.1    $    650.0    $    412.3
Adjustments to reconcile net income to net cash provided by
  operations:
  Provision for credit losses on owned receivables..........       1,252.1         907.4         774.8
  Provision for loss on German disposal.....................          58.8            --          15.0
  Insurance policy and claim reserves.......................         102.5        (866.3)        589.0
  Depreciation and amortization.............................         272.8         245.6         225.6
  Net realized gains from sales of assets...................         (78.3)        (11.3)        (36.4)
  Deferred income tax provision.............................          17.8         (32.5)         (8.2)
  Other, net................................................        (470.1)        134.5         193.2
                                                                ----------    ----------    ----------
Cash provided by operations.................................       1,922.7       1,027.4       2,165.3
                                                                ----------    ----------    ----------
INVESTMENTS IN OPERATIONS
Investment securities available-for-sale:
  Purchased.................................................      (1,863.7)     (2,100.7)     (3,490.7)
  Matured...................................................         264.3         696.6         271.4
  Sold......................................................       1,694.9       2,932.1       2,525.9
Investment securities held-to-maturity:
  Purchased.................................................            --            --        (420.0)
  Matured...................................................            --            --         263.8
  Sold......................................................            --            --          31.9
Short-term investment securities, net change................         (32.3)        (63.1)        273.6
Receivables:
  Originations, net.........................................     (15,418.9)    (15,479.3)    (11,098.1)
  Purchased.................................................      (1,668.8)     (4,811.4)     (1,669.4)
  Sold......................................................      17,210.4      14,490.0       9,146.3
Purchase of Transamerica Financial Services Holding Company
  capital stock.............................................      (1,059.6)           --            --
Disposition of product lines of life insurance business.....            --            --         575.0
(Acquisition) disposition of portfolios, net................            --        (640.7)       (135.0)
Properties and equipment purchased..........................        (114.0)       (131.4)        (82.7)
Properties and equipment sold...............................           2.7           5.6           3.4
Advances to parent company and affiliates, net..............         (18.1)        127.2         362.7
                                                                ----------    ----------    ----------
Cash decrease from investments in operations................      (1,003.1)     (4,975.1)     (3,441.9)
                                                                ----------    ----------    ----------
FINANCING AND CAPITAL TRANSACTIONS
Short-term debt, net change.................................        (186.1)      1,167.4         880.6
Senior and senior subordinated debt issued..................       7,401.0       8,071.4       5,595.8
Senior and senior subordinated debt retired.................      (5,775.0)     (4,881.1)     (4,709.2)
Repayment of Transamerica Financial Services Holding Company
  debt......................................................      (2,679.7)           --            --
Policyholders' benefits paid................................        (120.9)       (510.4)       (741.7)
Cash received from policyholders............................          57.1          98.2         652.6
Dividends on preferred stock................................          (4.6)         (7.2)         (7.2)
Redemption of preferred stock...............................        (100.0)           --            --
Dividends paid to parent company............................        (250.0)           --        (155.0)
Dividends paid--pooled affiliate............................        (200.7)       (110.5)        (99.7)
Capital contributions from parent company...................         976.5         200.2           1.4
                                                                ----------    ----------    ----------
Cash increase (decrease) from financing and capital
  transactions..............................................        (882.4)      4,028.0       1,417.6
                                                                ----------    ----------    ----------
Increase in cash............................................          37.2          80.3         141.0
Cash at January 1...........................................         508.1         427.8         286.8
                                                                ----------    ----------    ----------
Cash at December 31.........................................    $    545.3    $    508.1    $    427.8
                                                                ==========    ==========    ==========
Supplemental Cash Flow Information:
Interest paid...............................................    $  1,827.3    $  1,947.2    $  1,563.8
Income taxes paid...........................................         315.6         541.3          44.5
                                                                ----------    ----------    ----------
Supplemental Non-Cash Investing and Financing Activities:
Contribution of acquired company from parent................    $    187.0            --            --
                                                                ----------    ----------    ----------

  The accompanying notes are an integral part of these consolidated financial statements.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES
             CONSOLIDATED STATEMENTS OF CHANGES IN PREFERRED STOCK
                        AND COMMON SHAREHOLDER'S EQUITY

                                                                        COMMON SHAREHOLDER'S EQUITY
                                                            ---------------------------------------------------
                                                              COMMON
                                                            STOCK AND                                 TOTAL
                                                            ADDITIONAL                               COMMON
                                               PREFERRED     PAID-IN      RETAINED                SHAREHOLDER'S
                                                 STOCK       CAPITAL      EARNINGS    OTHER(1)       EQUITY
                                               ---------    ----------    --------    --------    -------------
                                                         (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
BALANCE AT DECEMBER 31, 1994...............     $ 100.0      $1,105.1     $2,302.4    $(148.1)      $3,259.4
Net income.................................                                  412.3                     412.3
Dividends to parent company................                                 (155.0)                   (155.0)
Dividends--pooled affiliate(2).............                       (.1)       (99.7)                    (99.8)
Dividends on preferred stock...............                                   (7.2)                     (7.2)
Contribution of capital from parent
  company..................................                       1.4                                    1.4
Contribution of capital--pooled
  affiliate(2).............................                      24.2                                   24.2
Foreign currency translation adjustments...                                                .5             .5
Unrealized gain on investments, net........                                             204.3          204.3
                                                -------      --------     --------    -------       --------
BALANCE AT DECEMBER 31, 1995...............       100.0       1,130.6      2,452.8       56.7        3,640.1
Net income.................................                                  650.0                     650.0
Dividends--pooled affiliate(2).............                                 (110.5)                   (110.5)
Dividends on preferred stock...............                                   (7.2)                     (7.2)
Contribution of capital from parent
  company..................................                     200.2                                  200.2
Contribution of capital--pooled
  affiliate(2).............................                      36.1                                   36.1
Foreign currency translation adjustments...                                               1.1            1.1
Unrealized loss on investments, net........                                            (122.2)        (122.2)
                                                -------      --------     --------    -------       --------
BALANCE AT DECEMBER 31, 1996...............       100.0       1,366.9      2,985.1      (64.4)       4,287.6
Net income.................................                                  767.1                     767.1
Dividends to parent company................                                 (250.0)                   (250.0)
Dividends--pooled affiliate(2).............                                 (200.7)                   (200.7)
Dividends on preferred stock...............                                   (4.6)                     (4.6)
Redemption of preferred stock..............      (100.0)
Contribution of capital from parent
  company..................................                   1,163.5                                1,163.5
Contribution of capital--pooled
  affiliate(2).............................                      24.7                                   24.7
Foreign currency translation adjustments...                                              (2.2)          (2.2)
Unrealized gain on investments, net........                                              18.3           18.3
                                                -------      --------     --------    -------       --------
BALANCE AT DECEMBER 31, 1997...............     $    --      $2,555.1     $3,296.9    $ (48.3)      $5,803.7
                                                =======      ========     ========    =======       ========

---------------
(1) At December 31, 1997, 1996, 1995 and 1994 items in the other column include cumulative adjustments for unrealized gains (losses) on available-for-sale investments of $8.2, $(10.1), $112.1 and $(92.2) million, respectively. The gross unrealized gain (loss) on available-for-sale investments at December 31, 1997, 1996 and 1995 of $12.6, $(15.7) and $169.4 million, respectively, is recorded net of income taxes (benefit) of $4.4, $(5.6) and $57.3 million, respectively.

(2) Relates to previous equity transactions of Beneficial Corporation.

  The accompanying notes are an integral part of these consolidated financial statements.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Household Finance Corporation ("HFC" or the "company") is a wholly-owned subsidiary of Household International, Inc. ("Household International" or the "parent company"). The company is a leading provider of consumer lending products to middle-market customers primarily in the United States, Canada and the United Kingdom, with $50.4 billion of managed receivables at December 31, 1997. The company's lending products include: home equity loans, auto finance loans, MasterCard* and Visa* and private label credit cards, tax refund anticipation loans and other unsecured loans. The company also offers credit and specialty insurance in the United States, Canada and the United Kingdom. The company also has commercial loans and leases, periodic payment annuities, and corporate owned life insurance products, which it no longer offers.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The consolidated financial statements include the accounts of Household Finance Corporation and all subsidiaries. All significant intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with the current year's presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Investment Securities. The company maintains investment portfolios in both its noninsurance and insurance operations. These portfolios are comprised primarily of debt securities. The company's entire investment securities portfolio was classified as available-for-sale at December 31, 1997 and 1996. Available-for-sale investments are intended to be invested for an indefinite period but may be sold in response to events reasonably expected in the foreseeable future. These investments are carried at fair value. Unrealized holding gains and losses on available-for-sale investments are recorded as adjustments to common shareholder's equity, net of income taxes. Any decline in the fair value of investments which is deemed to be other than temporary is charged against current earnings.

     Cost of investment securities sold is determined using the specific identification method. Interest income earned on the noninsurance investment portfolio is classified in the statements of income in net interest margin. Realized gains and losses from the investment portfolio and investment income from the insurance portfolio are recorded in investment income. Accrued investment income is classified with investment securities.

     Receivables. Receivables are carried at amortized cost. The company periodically sells receivables from its home equity, auto finance, MasterCard and Visa, private label and other unsecured portfolios. Because these receivables were originated with variable rates of interest or rates comparable to those currently offered by the company, carrying value approximates fair value.

     Finance income is recognized using the effective yield method. Origination fees are deferred and amortized to finance income over the estimated life of the related receivables, except to the extent they offset directly related lending costs. Annual fees are netted with direct lending costs associated with the issuance of MasterCard and Visa receivables and are deferred and amortized on a straight-line basis over one year. Net deferred lending costs related to these receivables totaled $8.6 and $1.2 million at December 31, 1997 and 1996, respectively. Premiums and discounts on purchased receivables are recognized as adjustments of the yield of the related receivables.

     Insurance reserves applicable to credit risks on consumer receivables are treated as a reduction of receivables in the balance sheets, since payments on such policies generally are used to reduce outstanding receivables.

---------------

* MasterCard is a registered trademark of MasterCard International, Incorporated and Visa is a registered trademark of VISA USA, Inc.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     Provision and Credit Loss Reserves. Provision for credit losses on owned receivables is made in an amount sufficient to maintain credit loss reserves at a level considered adequate to cover probable losses of principal and interest in the existing owned portfolio. Probable losses are estimated for consumer receivables based on contractual delinquency status and historical loss experience. For commercial loans, probable losses are calculated using estimates of amounts and timing of future cash flows expected to be received on loans. In addition, general loss reserves on consumer and commercial receivables are maintained to reflect management's judgment of portfolio risk factors. Loss reserve estimates are reviewed periodically and adjustments are reported in earnings when they become known. As these estimates are influenced by factors outside the company's control, such as consumer payment patterns and economic conditions, there is uncertainty inherent in these estimates, making it reasonably possible that they could change.

     The company's chargeoff policy for consumer receivables varies by product. Receivables for HFC are written off, or for secured products written down to net realizable value, at the following stages of contractual delinquency: auto finance--5 months; home equity and MasterCard and Visa--6 months; private label --9 months; and other unsecured--9 months and no payment received in 6 months. Beneficial, in general, charges off unsecured receivables after no payment has been made for six months and secured receivables are written down to net realizable value at the time of foreclosure. Commercial receivables are written off when it becomes apparent that an account is uncollectible.

     Nonaccrual Loans. Nonaccrual loans are loans on which accrual of interest has been suspended. Interest income is suspended on all loans when principal or interest payments are more than three months contractually past due, except for MasterCard and Visa and private label credit cards and auto finance receivables. On credit card receivables, interest continues to accrue until the receivable is charged off. On auto finance receivables, accrual of interest income is discontinued when payments are more than two months contractually past due. There were no commercial loans at December 31, 1997 which were 90 days or more past due which remained on accrual status. Accrual of income on nonaccrual consumer receivables is not resumed until such receivables become less than three months contractually past due (two months for auto finance receivables). Accrual of income on nonaccrual commercial loans is not resumed until such loans become contractually current. Cash payments received on nonaccrual commercial loans are either applied against principal or reported as interest income, according to management's judgment as to the collectibility of principal.

     Receivables Sold and Serviced with Limited Recourse and Securitization Income. Certain home equity, auto finance, MasterCard and Visa, private label and other unsecured receivables have been securitized and sold to investors with limited recourse. The servicing rights to these receivables have been retained by the company. Upon sale, the receivables are removed from the balance sheet, and a gain on sale is recognized for the difference between the carrying value of the receivables and the adjusted sales proceeds. The adjusted sales proceeds are based on a present value estimate of future cash flows to be received over the lives of the receivables. Future cash flows are based on estimates of prepayments, the impact of interest rate movements on yields of receivables sold and securities issued, delinquency of receivables sold, servicing fees, operating expenses and other factors. The resulting gain is adjusted by establishing a reserve for estimated probable losses under the recourse provisions. Gains on sale, recourse provisions and servicing cash flows on receivables sold are reported in the accompanying consolidated statements of income as securitization income. Unamortized securitization assets are reviewed for impairment whenever events indicate that the carrying value may not be recovered.

     Effective January 1, 1997, the company adopted Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("FAS No. 125"), which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on a derecognition approach that focuses on control of the assets and extinguishment of the liabilities. The statement was effective for securitization transactions occurring

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES subsequent to December 31, 1996. The adoption of FAS No. 125 did not have a material impact on the company's consolidated financial statements.

     Properties and Equipment. Properties and equipment, which include leasehold improvements, are recorded at cost, net of accumulated depreciation and amortization of $647.2 and $647.7 million at December 31, 1997 and 1996, respectively. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets for financial reporting purposes. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

     Repossessed Collateral. Real estate owned is valued at the lower of cost or fair value less estimated costs to sell. These values are periodically reviewed and reduced, if appropriate. Costs of holding real estate, and related gains and losses on disposition, are credited or charged to operations as incurred.

     Vehicles acquired for nonpayment of indebtedness are recorded at the lower of the estimated fair market value or the outstanding receivable balance. Such assets are generally sold within 60 days of repossession and any difference between the sales price, net of expenses, and the carrying value is credited or charged to operations as incurred.

     Insurance. Insurance revenues on revolving credit insurance policies are recognized when billed. Insurance revenues on the remaining insurance contracts are recorded as unearned premiums and recognized into income based on the nature and term of the underlying contracts. Liabilities for credit insurance policies are based upon estimated settlement amounts for both reported and incurred but not yet reported losses. Liabilities for future benefits on annuity contracts and specialty and corporate owned life insurance products are based on actuarial assumptions as to investment yields, mortality and withdrawals.

     Acquired Intangibles and Goodwill. Acquired intangibles consist of acquired credit card relationships which are amortized on a straight-line basis over their estimated remaining lives, not to exceed 10 years.

     Goodwill represents the purchase price over the fair value of identifiable assets acquired less liabilities assumed from business combinations and is amortized over 25 years on a straight-line basis. Goodwill is reviewed for impairment whenever events indicate that the carrying amount may not be recoverable.

     Interest Rate Contracts. The nature and composition of the company's assets and liabilities and off-balance sheet items expose the company to interest rate risk. The company enters into a variety of interest rate contracts for managing its interest rate exposure. Interest rate swaps are the principal vehicle used to manage interest rate risk; however, interest rate futures, options, caps and floors, and forward contracts also are utilized. The company also has entered into currency swaps to convert both principal and interest payments on debt issued from one currency to the appropriate functional currency.

     Interest rate swaps are designated, and effective, as synthetic alterations of specific assets or liabilities (or specific groups of assets or liabilities) and off-balance sheet items. The interest rate differential to be paid or received on these contracts is accrued and included in net interest margin in the statements of income. Interest rate futures, forwards, options, and caps and floors used in hedging the company's exposure to interest rate fluctuations are designated, and effective, as hedges of balance sheet items.

     Correlation between all interest rate contracts and the underlying asset, liability or off-balance sheet item is direct because the company uses interest rate contracts which mirror the underlying item being hedged/synthetically altered. If correlation between the hedged/synthetically altered item and related interest rate contract would cease to exist, the interest rate contract would be recorded at fair value and the associated unrealized gain or loss would be included in net interest margin, with any future realized and unrealized gains or losses recorded in other income.

     Interest rate contracts are recorded at amortized cost. If interest rate contracts are terminated early, the realized gains and losses are deferred and amortized over the life of the hedged/synthetically altered item as

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES adjustments to net interest margin. These deferred gains and losses are recorded on the accompanying consolidated balance sheets as adjustments to the carrying value of the hedged items. In circumstances where the underlying assets or liabilities are sold, any remaining carrying value adjustments or cumulative change in value on any open positions are recognized immediately as a component of the gain or loss upon disposition. Any remaining interest rate contracts previously designated to the sold hedged/synthetically altered item are recorded at fair value with realized and unrealized gains and losses included in other income.

     Income Taxes. The company and its subsidiaries are included in Household International's consolidated federal income tax return and in various consolidated state income tax returns. Beneficial Corporation will be included in Household International's consolidated federal and state income tax returns for periods subsequent to the merger. In addition, the company files some unconsolidated state tax returns. Federal income taxes are accounted for utilizing the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

2. HOUSEHOLD INTERNATIONAL MERGER WITH BENEFICIAL CORPORATION

     On June 30, 1998, Household International ("Household"), our parent company, completed its merger with Beneficial Corporation ("Beneficial"), a consumer finance holding company headquartered in Wilmington, Delaware. Beneficial's total assets were $16.1 billion and common shareholders' equity was $2.0 billion on the date of the merger, excluding the impact of the merger and integration related costs. Each outstanding share of Beneficial common stock was converted into 3.0666 shares of Household's common stock, resulting in the issuance of approximately 168.4 million common shares to the former Beneficial shareholders. Each share of Beneficial $5.50 Convertible Preferred Stock was converted into the number of shares of Household common stock the holder would have been entitled to receive in the merger had the holder converted his or her shares of Beneficial $5.50 Convertible Preferred Stock into shares of Beneficial common stock immediately prior to the merger. Additionally, each other share of preferred stock of Beneficial outstanding immediately prior to the merger has been converted into one share of a newly-created series of preferred stock of Household with terms substantially similar to those of existing Beneficial preferred stock. The merger was accounted for as a pooling of interests. Upon completion of the merger, substantially all the net assets of Beneficial were contributed by Household to HFC. Therefore, these consolidated financial statements include the results of operations, financial position, and changes in cash flows of Beneficial for all periods presented.

     The separate results of operations for HFC and Beneficial were as follows:

                                                     YEAR ENDED DECEMBER 31,
                                              --------------------------------------
                                                1997           1996           1995
                                              --------       --------       --------
                                                          (IN MILLIONS)
Net interest margin and other revenues(1)
  HFC.......................................  $2,713.2       $2,115.9       $1,820.7
  Beneficial................................   1,999.7        1,844.8        1,480.2
                                              --------       --------       --------
          Total.............................  $4,712.9       $3,960.7       $3,300.9
                                              ========       ========       ========
Net Income
  HFC.......................................  $  513.4       $  369.0       $  261.8
  Beneficial................................     253.7          281.0          150.5
                                              --------       --------       --------
          Total.............................  $  767.1       $  650.0       $  412.3
                                              ========       ========       ========

---------------
(1) Policyholder's benefits have been netted against other revenues.

    In connection with the merger, Household and HFC incurred pre-tax merger and integration related costs of approximately $1 billion ($751 million after-tax) during the quarter ended June 30, 1998. These costs

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES included approximately $305 million in lease exit costs, $50 million in fixed asset write-offs related to closed facilities, $255 million in severance and change in control payments, $230 million in asset writedowns to reflect modified business plans, $75 million in investment banking fees, $25 million in legal and other expenses, and $60 million in prepayment premiums related to debt.

3. OTHER BUSINESS COMBINATIONS AND DIVESTITURES

     On April 28, 1998, the sale of Beneficial's German operations was completed. An after tax loss of $27.8 million was recorded in the fourth quarter of 1997. This loss was recorded after consideration of a $31.0 million tax benefit, primarily generated by the expected utilization of capital losses to cover the expected loss associated with disposing of the German operations. No additional losses were realized in 1998 as a result of the sale.

     On March 2, 1998, the sale of Beneficial's Canadian operations was completed. An after tax gain of $118.5 million was recorded upon consummation of the transaction.

     On June 23, 1997, Household International and a wholly-owned subsidiary of HFC acquired the capital stock of Transamerica Financial Services Holding Company ("TFS"), the branch-based consumer finance subsidiary of Transamerica Corporation ("TA"). The company paid $1.1 billion for the stock of TFS and repaid approximately $2.7 billion of TFS debt owed to affiliates of TA. The acquisition added approximately $3.1 billion of real estate secured receivables. The acquisition of TFS was accounted for as a purchase, and accordingly, earnings from TFS' operations have been included in the company's results of operations from June 24, 1997. The acquisition of TFS was not material to the company's consolidated financial statements.

     In June 1997, the company received a capital contribution from Household International of $976.5 million which was used to repay certain short-term borrowings in connection with the acquisition of TFS.

     On October 21, 1997, Household International and its wholly-owned subsidiary acquired the capital stock of ACC Consumer Finance Corporation ("ACC"), a non-prime auto finance company, for approximately 4.2 million shares of its common stock and cash. Upon the consummation of this transaction, Household International contributed the investment in ACC to HFC. The acquisition of ACC was accounted for as a purchase, and accordingly, earnings from ACC's operations have been included in the company's results of operations from October 22, 1997. The acquisition of ACC was not material to the company's consolidated financial statements.

     In December 1997, Beneficial acquired Endeavour Personal Finance Ltd, ("Endeavour") a consumer lending business in the United Kingdom with approximately $250 million in receivables for cash. The acquisition of Endeavour was accounted for as a purchase, and accordingly earnings from Endeavour's operations have been included in the company's results of operations from the acquisition date. The acquisition of Endeavour was not material to the company's consolidated financial statements.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

4. INVESTMENT SECURITIES

                                                                AT DECEMBER 31
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                                                 (IN MILLIONS)
AVAILABLE-FOR-SALE INVESTMENTS
Marketable equity securities................................  $  132.5   $  213.7
Corporate debt securities...................................   1,594.0    1,382.9
U.S. government and federal agency debt securities..........     370.0      391.1
Other.......................................................     206.9      258.4
                                                              --------   --------
Subtotal....................................................   2,303.4    2,246.1
Accrued investment income...................................      33.4       34.9
                                                              --------   --------
     Total investment securities............................  $2,336.8   $2,281.0
                                                              ========   ========

     Proceeds from the sale of available-for-sale investments totaled approximately $1.7, $3.4 and $2.5 billion in 1997, 1996 and 1995, respectively. Gross gains of $27.3, $48.9 and $10.8 million in 1997, 1996 and 1995, respectively, and gross losses of $3.3 and $5.3 million in 1997 and 1996, respectively, were realized on those sales.

     The gross unrealized gains (losses) of investment securities were as follows:

                                                                  AT DECEMBER 31
                          -----------------------------------------------------------------------------------------------
                                               1997                                             1996
                          ----------------------------------------------   ----------------------------------------------
                                        GROSS        GROSS                               GROSS        GROSS
                          AMORTIZED   UNREALIZED   UNREALIZED     FAIR     AMORTIZED   UNREALIZED   UNREALIZED     FAIR
                            COST        GAINS        LOSSES      VALUE       COST        GAINS        LOSSES      VALUE
                          ---------   ----------   ----------   --------   ---------   ----------   ----------   --------
                                                                   (IN MILLIONS)
AVAILABLE-FOR-SALE
  INVESTMENTS
Marketable equity
  securities............  $  129.0      $ 3.7        $  (.2)    $  132.5   $  213.3      $ 1.9        $ (1.5)    $  213.7
Corporate debt
  securities............   1,575.4       36.8         (18.2)     1,594.0    1,392.0       22.2         (31.3)     1,382.9
U.S. government and
  federal agency debt
  securities............     380.2        2.9         (13.1)       370.0      398.6        2.8         (10.3)       391.1
Other...................     206.2         .8           (.1)       206.9      257.9         .6           (.1)       258.4
                          --------      -----        ------     --------   --------      -----        ------     --------
    Total
      available-for-sale
      investments.......  $2,290.8      $44.2        $(31.6)    $2,303.4   $2,261.8      $27.5        $(43.2)    $2,246.1
                          ========      =====        ======     ========   ========      =====        ======     ========

     See Note 11, "Fair Value of Financial Instruments," for further discussion of the relationship between the fair value of the company's assets, liabilities and off-balance sheet financial instruments.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     Contractual maturities of and yields on investments in debt securities were as follows:

                                                               AT DECEMBER 31, 1997
                                            -----------------------------------------------------------
                                                                            U.S. GOVERNMENT AND FEDERAL
                                              CORPORATE DEBT SECURITIES       AGENCY DEBT SECURITIES
                                            -----------------------------   ---------------------------
                                            AMORTIZED     FAIR              AMORTIZED    FAIR
                                              COST       VALUE     YIELD*     COST      VALUE    YIELD*
                                            ---------   --------   ------   ---------   ------   ------
                                                    (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Due within 1 year.........................  $  175.6    $  175.3    6.21%    $ 30.3     $ 30.3    5.49%
After 1 but within 5 years................     184.0       186.2    6.87       69.8       71.0    6.70
After 5 but within 10 years...............     433.1       439.5    6.82      145.8      146.0    6.64
After 10 years............................     782.7       793.0    7.64      134.3      122.7    6.49
                                            --------    --------    ----     ------     ------    ----
     Total................................  $1,575.4    $1,594.0    7.17%    $380.2     $370.0    6.49%
                                            ========    ========    ====     ======     ======    ====

---------------
* Computed by dividing annualized interest by the amortized cost of the respective investment securities.

5. RECEIVABLES

                                                                    AT DECEMBER 31
                                                                ----------------------
                                                                  1997         1996
                                                                ---------    ---------
                                                                    (IN MILLIONS)
Home equity.................................................    $12,806.1    $ 8,401.2
Auto finance(1).............................................        476.5           --
MasterCard/Visa.............................................      5,052.4      7,099.7
Private label...............................................      8,039.2      8,472.5
Other unsecured.............................................      5,071.3      5,501.8
Commercial..................................................        937.8        992.1
                                                                ---------    ---------
     Total owned receivables................................     32,383.3     30,467.3
Accrued finance charges.....................................        400.1        371.5
Credit loss reserve for owned receivables...................     (1,417.5)    (1,169.7)
Unearned credit insurance premiums and claims reserves......       (344.2)      (279.8)
Amounts due and deferred from receivables sales.............      1,838.6      1,521.9
Reserve for receivables serviced with limited recourse......       (707.8)      (576.2)
                                                                ---------    ---------
     Total owned receivables, net...........................     32,152.5     30,335.0
Receivables serviced with limited recourse..................     18,043.0     14,834.2
                                                                ---------    ---------
     Total managed receivables, net.........................    $50,195.5    $45,169.2
                                                                =========    =========

---------------
(1) Prior to the fourth quarter of 1997, auto finance receivables were not significant and were included in other unsecured receivables.

     At December 31, 1997 net receivables relating to Beneficial's disposed Canadian and German operations were $775.1 and $271.6 million, respectively.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     Foreign receivables included in owned receivables were as follows:

                                                                    AT DECEMBER 31
                                             ------------------------------------------------------------
                                                UNITED KINGDOM            CANADA             GERMANY
                                             --------------------    ----------------    ----------------
                                               1997        1996       1997      1996      1997      1996
                                             --------    --------    ------    ------    ------    ------
                                                                    (IN MILLIONS)
Home equity..............................    $  626.5    $  313.9    $311.1    $300.3    $ 20.9    $145.2
MasterCard/Visa..........................       699.2       520.0        --        --        .5        --
Private label............................       197.3       165.8     250.7     201.9     134.3     112.2
Other unsecured..........................       403.7       332.5     230.4     203.8      53.3     131.7
Commercial...............................          --          --        --        --      74.4        --
                                             --------    --------    ------    ------    ------    ------
     Total...............................    $1,926.7    $1,332.2    $792.2    $706.0    $283.4    $389.1
                                             ========    ========    ======    ======    ======    ======

     Foreign managed receivables represented 6 and 5 percent of total managed receivables at December 31, 1997 and 1996, respectively.

     The company has securitized certain receivables which it services with limited recourse. Securitizations of receivables, including replenishments of certificate holder interests, were as follows:

                                                                      YEAR ENDED DECEMBER 31
                                                                ----------------------------------
                                                                  1997         1996         1995
                                                                ---------    ---------    --------
                                                                          (IN MILLIONS)
Home equity.................................................    $ 1,920.4    $ 3,675.2    $2,239.0
MasterCard/Visa.............................................     10,036.1      7,875.1     4,755.8
Private label...............................................      2,270.2        697.4       644.0
Other unsecured.............................................      2,428.5      2,255.1     1,074.8
                                                                ---------    ---------    --------
     Total..................................................    $16,655.2    $14,502.8    $8,713.6
                                                                =========    =========    ========

     The outstanding balance of receivables serviced with limited recourse consisted of the following:

                                                                    AT DECEMBER 31
                                                                ----------------------
                                                                  1997         1996
                                                                ---------    ---------
                                                                    (IN MILLIONS)
Home equity.................................................    $ 6,038.6    $ 6,662.3
Auto finance(1).............................................        395.9           --
MasterCard/Visa.............................................      6,775.7      5,043.5
Private label...............................................      1,025.0        517.0
Other unsecured.............................................      3,807.8      2,611.4
                                                                ---------    ---------
     Total..................................................    $18,043.0    $14,834.2
                                                                =========    =========

---------------
(1) Auto finance receivables were previously securitized by ACC before its acquisition in October 1997.

     At December 31, 1997, the expected weighted average remaining life of these securitization transactions was 2.3 years.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     The combination of receivables owned and receivables serviced with limited recourse, which the company considers its managed portfolio, is shown below:

                                                                  AT DECEMBER 31
                                                              ----------------------
                                                                1997         1996
                                                              ---------    ---------
                                                                  (IN MILLIONS)
Home equity.................................................  $18,844.7    $15,063.5
Auto finance(1).............................................      872.4           --
MasterCard/Visa.............................................   11,828.1     12,143.2
Private label...............................................    9,064.2      8,989.5
Other unsecured.............................................    8,879.1      8,113.2
Commercial..................................................      937.8        992.1
                                                              ---------    ---------
Managed receivables.........................................  $50,426.3    $45,301.5
                                                              =========    =========

---------------
(1) Prior to the fourth quarter of 1997, auto finance receivables were not significant and were included in other unsecured receivables.

     At December 31, 1997 and 1996, the amounts due and deferred from receivables sales of $1,838.6 and $1,521.9 million, respectively, included unamortized securitization assets and funds established pursuant to the recourse provisions for certain sales totaling $1,583.1 and $1,166.0 million, respectively. The amounts due and deferred also included customer payments not yet remitted by the securitization trustee to the company of $209.6 and $140.5 million at December 31, 1997 and 1996, respectively. The company made guarantees relating to certain securitizations of $90.2 million plus unpaid interest at December 31, 1996. The company made no such guarantees at December 31, 1997. The company has subordinated interests in certain transactions, which were recorded as receivables, of $888.7 and $388.5 million at December 31, 1997 and 1996, respectively. The company has agreements with a "AAA"-rated third party who will indemnify the company for up to $21.2 million in losses related to certain securitization transactions. The company maintains credit loss reserves pursuant to the recourse provisions for receivables serviced with limited recourse which are based on estimated probable losses under such provisions. These reserves totaled $707.8 and $576.2 million at December 31, 1997 and 1996, respectively, and represent the company's best estimate of probable losses on receivables serviced with limited recourse.

     The providers of the credit enhancements have no recourse to the company. The company maintains facilities with third parties which provide for the securitization of receivables on a revolving basis totaling $6.6 billion through the issuance of commercial paper. At December 31, 1997, these facilities were fully utilized, of which HFC had securitized $5.6 billion. The amount available under these facilities will vary based on the timing and volume of public securitization transactions.

     Contractual maturities of owned receivables were as follows:

                                                          AT DECEMBER 31, 1997
                          ------------------------------------------------------------------------------------
                            1998        1999        2000        2001        2002      THERE-AFTER      TOTAL
                          --------    --------    --------    --------    --------    -----------    ---------
                                                             (IN MILLIONS)
Home equity.............  $2,959.5    $2,100.0    $1,700.0    $1,481.9    $1,282.9     $ 3,281.8     $12,806.1
Auto finance............      78.0        92.1       104.1       107.5        82.2          12.6         476.5
MasterCard/Visa.........     758.3       437.4       365.1       331.3       306.7       2,853.6       5,052.4
Private label...........   2,630.6       780.1       605.8       474.0       441.2       3,107.5       8,039.2
Other unsecured.........   2,052.6     1,430.9       792.2       284.3       230.5         280.8       5,071.3
Commercial..............     202.4       101.4        55.4        68.1        44.7         465.8         937.8
                          --------    --------    --------    --------    --------     ---------     ---------
     Total..............  $8,681.4    $4,941.9    $3,622.6    $2,747.1    $2,388.2     $10,002.1     $32,383.3
                          ========    ========    ========    ========    ========     =========     =========

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     A substantial portion of consumer receivables, based on the company's experience, will be renewed or repaid prior to contractual maturity. The above maturity schedule should not be regarded as a forecast of future cash collections. The ratio of annual cash collections of principal to average principal balances, excluding MasterCard and Visa receivables, approximated 63 and 54 percent in 1997 and 1996, respectively.

     The following table summarizes contractual maturities of owned receivables due after one year by repricing characteristic:

                                                           AT DECEMBER 31, 1997
                                                         -------------------------
                                                           OVER 1
                                                         BUT WITHIN         OVER
                                                          5 YEARS         5 YEARS
                                                         ----------       --------
                                                               (IN MILLIONS)
Receivables at predetermined interest rates............  $ 8,540.1        $4,872.5
Receivables at floating or adjustable rates............    6,956.4         3,868.4
                                                         ---------        --------
     Total.............................................  $15,496.5        $8,740.9
                                                         =========        ========

     Nonaccrual owned consumer receivables totaled $701.9 and $471.8 million at December 31, 1997 and 1996, respectively, including $79.4 and $70.8 million, respectively, relating to foreign operations. Interest income that would have been recorded in 1997 and 1996 if such nonaccrual receivables had been current and in accordance with contractual terms was approximately $105.9 and $73.4 million, respectively, including $13.6 and $12.2 million, respectively, relating to foreign operations. Interest income that was included in net income for 1997 and 1996, prior to these loans being placed on nonaccrual status, was approximately $59.3 and $39.8 million, respectively, including $6.4 and $5.6 million, respectively, relating to foreign operations.

     The following table sets forth the activity in the company's credit loss reserves for the periods indicated:

                                                                  YEAR ENDED DECEMBER 31
                                                              -------------------------------
                                                                1997        1996       1995
                                                              ---------   --------   --------
                                                                       (IN MILLIONS)
Credit loss reserves for owned receivables at January 1.....  $ 1,169.7   $  937.9   $  745.3
Provision for credit losses-owned receivables...............    1,252.1      907.4      774.8
Owned receivables charged off...............................   (1,199.1)    (877.5)    (786.1)
Recoveries on owned receivables.............................      141.5      121.1      119.8
Portfolio acquisitions, net.................................       53.3       80.8       84.1
                                                              ---------   --------   --------
     Total credit loss reserves for owned receivables at
       December 31..........................................    1,417.5    1,169.7      937.9
                                                              ---------   --------   --------
Credit loss reserves for receivables serviced with limited
  recourse at January 1.....................................      576.2      342.2      186.8
Provision for credit losses-receivables serviced with
  limited recourse..........................................      738.9      575.8      326.1
Receivables charged off.....................................     (695.4)    (357.1)    (182.0)
Recoveries..................................................       43.7       17.1        8.5
Other, net..................................................       44.4       (1.8)       2.8
                                                              ---------   --------   --------
     Total credit loss reserves for receivables serviced
       with limited recourse at December 31.................      707.8      576.2      342.2
                                                              ---------   --------   --------
     Total credit loss reserves for managed receivables at
       December 31..........................................  $ 2,125.3   $1,745.9   $1,280.1
                                                              =========   ========   ========

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

6. DEPOSITS

                                                          AT DECEMBER 31
                                          ----------------------------------------------
                                                  1997                      1996
                                          --------------------      --------------------
                                                      WEIGHTED                  WEIGHTED
                                                      AVERAGE                   AVERAGE
                                          AMOUNT        RATE        AMOUNT        RATE
                                          ------      --------      ------      --------
                                           (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
DOMESTIC
Time certificates.......................  $ 98.9        5.1%        $125.1        5.2%
Savings accounts........................    45.7        3.1           47.7        3.4
Demand accounts.........................    59.8         --           57.8         --
                                          ------        ---         ------        ---
     Total domestic deposits............   204.4        3.3          230.6        3.6
                                          ------        ---         ------        ---
FOREIGN
Time certificates.......................   306.2        5.4          349.8        5.5
Savings accounts........................    27.7        2.9           39.2        3.1
Demand accounts.........................    17.0        2.9           15.4        2.6
                                          ------        ---         ------        ---
Total foreign deposits..................   350.9        5.1          404.4        5.1
                                          ------        ---         ------        ---
     Total deposits.....................  $555.3        4.4%        $635.0        4.6%
                                          ======        ===         ======        ===

     Average deposits and related weighted average interest rates for 1997, 1996 and 1995 were as follows:

                                                    AT DECEMBER 31
                            ---------------------------------------------------------------
                                   1997                  1996                  1995
                            -------------------   -------------------   -------------------
                                       WEIGHTED              WEIGHTED              WEIGHTED
                            AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE    AVERAGE
                            DEPOSITS     RATE     DEPOSITS     RATE     DEPOSITS     RATE
                            --------   --------   --------   --------   --------   --------
                                      (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
DOMESTIC
Time certificates.........   $ 70.9      5.2%      $ 89.0      5.6%      $ 92.0      5.7%
Savings and demand
  accounts................    147.3      1.0        150.9      1.0        137.8      1.1
                             ------      ---       ------      ---       ------      ---
     Total domestic
       deposits...........    218.2      2.3        239.9      2.7        229.8      2.9
                             ------      ---       ------      ---       ------      ---
FOREIGN
Time certificates.........    331.7      5.3        337.5      5.9        340.5      6.5
Savings and demand
  accounts................     45.3      3.5         52.7      3.5         45.0      3.9
                             ------      ---       ------      ---       ------      ---
     Total foreign
       deposits...........    377.0      5.1        390.2      5.6        385.5      6.2
                             ------      ---       ------      ---       ------      ---
     Total deposits.......   $595.2      4.1%      $630.1      4.5%      $615.3      5.0%
                             ======      ===       ======      ===       ======      ===

     Interest expense on deposits was $26.8, $29.9 and $30.6 million for 1997, 1996 and 1995, respectively. Interest expense on domestic deposits was $7.8, $9.5 and $9.4 million for 1997, 1996 and 1995, respectively.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     Maturities of time certificates in amounts of $100,000 or more were:

                                                          AT DECEMBER 31, 1997
                                                   ----------------------------------
                                                   DOMESTIC       FOREIGN       TOTAL
                                                   --------       -------       -----
                                                        (ALL DOLLAR AMOUNTS ARE
                                                          STATED IN MILLIONS)
3 months or less.................................   $10.1          $36.5        $46.6
Over 3 months through 6 months...................     4.3            2.0          6.3
Over 6 months through 12 months..................     4.8            5.6         10.4
Over 12 months...................................     8.6             --          8.6
                                                    -----          -----        -----
     Total.......................................   $27.8          $44.1        $71.9
                                                    =====          =====        =====

     Contractual maturities of time certificates within each interest rate range were as follows:

                                                      AT DECEMBER 31, 1997
                             ----------------------------------------------------------------------
                              1998       1999       2000       2001      2002   THEREAFTER   TOTAL
                             ------      -----      -----      ----      ----   ----------   ------
                                          (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
INTEREST RATE
      < 4.00%..............  $107.9         --         --        --        --        --      $107.9
4.00% - 5.99%..............    98.7      $17.0      $ 7.7      $5.4      $5.3      $ .6       134.7
6.00% - 7.99%..............    45.6       22.8       88.0        --       2.3       2.9       161.6
8.00% - 9.99%..............      --         .9         --        --        --        --          .9
                             ------      -----      -----      ----      ----      ----      ------
     Total.................  $252.2      $40.7      $95.7      $5.4      $7.6      $3.5      $405.1
                             ======      =====      =====      ====      ====      ====      ======

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

7. COMMERCIAL PAPER, BANK AND OTHER BORROWINGS

                                                                        AT DECEMBER 31
                                                              -----------------------------------
                                                                            BANK AND
                                                              COMMERCIAL     OTHER
                                                                PAPER      BORROWINGS     TOTAL
                                                              ----------   ----------   ---------
                                                                    (ALL DOLLAR AMOUNTS ARE
                                                                      STATED IN MILLIONS)
1997
Balance.....................................................   $8,349.0     $1,198.1    $ 9,547.1
Highest aggregate month-end balance.........................                             10,378.1
Average borrowings..........................................    8,480.8        748.1      9,228.9
Weighted average interest rate:
  At year end...............................................        5.8%         7.1%         6.0%
  Paid during year..........................................        5.7          6.2          5.7
                                                               --------     --------    ---------
1996
Balance.....................................................   $8,520.6     $  872.2    $ 9,392.8
Highest aggregate month-end balance.........................                             10,378.0
Average borrowings..........................................    8,273.5        542.5      8,816.0
Weighted average interest rate:
  At year end...............................................        5.5%         6.5%         5.6%
  Paid during year..........................................        5.4          6.2          5.5
                                                               --------     --------    ---------
1995
Balance.....................................................   $7,548.6     $  629.5    $ 8,178.1
Highest aggregate month-end balance.........................                              8,178.1
Average borrowings..........................................    7,155.1        581.9      7,737.0
Weighted average interest rate:
  At year end...............................................        5.8%         6.6%         5.9%
  Paid during year..........................................        6.0          6.9          6.1
                                                               --------     --------    ---------

     Interest expense for commercial paper, bank and other borrowings totaled $514.1, $479.5 and $467.7 million for 1997, 1996 and 1995, respectively.

     The company maintains various bank credit agreements primarily to support commercial paper borrowings. At December 31, 1997 and 1996, the company had committed back-up lines of $10.5 and $9.4 billion, respectively, $400 million of which were available to the parent company. Of these amounts, $10.1 and $9.0 billion, respectively were unused. These lines included a $3 billion syndicated revolving credit agreement. Formal credit lines are reviewed annually, and expire at various dates from 1998 to 2004. Borrowings under these lines generally are available at a surcharge over LIBOR. Annual commitment fee requirements to support availability of these lines at December 31, 1997 totaled $9.0 million.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

8. SENIOR AND SENIOR SUBORDINATED DEBT (WITH ORIGINAL MATURITIES OVER ONE YEAR)

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
                                                              (ALL DOLLAR AMOUNTS ARE
                                                                STATED IN MILLIONS)
SENIOR DEBT
3.50% to 6.49%; due 1998 to 2009............................  $ 1,923.0    $ 2,359.8
6.50% to 6.99%; due 1998 to 2013............................    3,306.4      2,295.0
7.00% to 7.49%; due 1998 to 2023............................    1,664.3      1,340.8
7.50% to 7.99%; due 1998 to 2012............................    1,361.6      1,668.0
8.00% to 8.99%; due 1998 to 2005............................    1,736.1      1,770.3
9.00% and greater; due 1998 to 2013.........................    1,061.0      1,460.9
Variable interest rate debt; 5.25% to 8.50%; due 1998 to
  2015......................................................    9,438.4      7,989.7
SENIOR SUBORDINATED DEBT
9.00% to 9.63%; due 2000 to 2001............................      400.0        400.0
10.25%; due 2003............................................       20.0           --
Unamortized discount........................................       (1.6)        (5.1)
                                                              ---------    ---------
Total senior and senior subordinated debt...................  $20,909.2    $19,279.4
                                                              =========    =========

     Weighted average coupon interest rates were 6.7 percent at December 31, 1997 and 1996. Interest expense for senior and senior subordinated debt was $1,312.5, $1,209.6 and $1,125.5 million for 1997, 1996 and 1995, respectively.
The only financial covenants contained in the terms of the company's debt agreements are the maintenance of minimum shareholder's equity of $1.5 billion, and a $1 billion net worth test for an HFC subsidiary.

     Maturities of senior and senior subordinated debt were:

                                                             AT DECEMBER 31, 1997
                                                             --------------------
1998........................................................      $ 4,175.1
1999........................................................        4,342.1
2000........................................................        2,695.9
2001........................................................        2,513.2
2002........................................................        2,133.0
Thereafter..................................................        5,049.9
                                                                  ---------
Total.......................................................      $20,909.2
                                                                  =========

9. DERIVATIVE FINANCIAL INSTRUMENTS AND OTHER FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business and in connection with its asset/liability management program, the company enters into various transactions involving derivative and other off-balance sheet financial instruments. These instruments primarily are used to manage the company's exposure to fluctuations in interest rates and foreign exchange rates. The company does not serve as a financial intermediary to make markets in any derivative financial instruments. For further information on the company's strategies for managing interest rate and foreign exchange rate risk, see Risk Management on page 14.

     The financial instruments used by the company include interest rate contracts and foreign exchange rate contracts and have varying degrees of credit risk and/or market risk.

     Credit Risk. Credit risk is the possibility that a loss may occur because the counterparty to a transaction fails to perform according to the terms of the contract. The company's exposure to credit loss related to

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES interest rate swaps, cap and floor transactions, forward and futures contracts and options is the amount of uncollected interest or premium related to these instruments. These interest rate related instruments are generally expressed in terms of notional principal or contract amounts which are much larger than the amounts potentially at risk for nonpayment by counterparties. The company controls the credit risk of its off-balance sheet financial instruments through established credit approvals, risk control limits and ongoing monitoring procedures. The company has never experienced nonperformance by any derivative instrument counterparty.

     Market Risk. Market risk is the possibility that a change in interest rates or foreign exchange rates will cause a financial instrument to decrease in value or become more costly to settle. The company mitigates this risk by establishing limits for positions and other controls.

     Interest Rate and Foreign Exchange Contracts. The following table summarizes the activity in interest rate and foreign exchange contracts for 1997, 1996 and 1995:

                                                                                        NON-EXCHANGE TRADED
                                            EXCHANGE TRADED                 --------------------------------------------
                              -------------------------------------------
                                  INTEREST RATE
                                FUTURES CONTRACTS           OPTIONS         INTEREST               FOREIGN EXCHANGE RATE
                              ---------------------   -------------------     RATE      CURRENCY         CONTRACTS
                              PURCHASED     SOLD      PURCHASED   WRITTEN     SWAPS      SWAPS     PURCHASED     SOLD
                              ---------   ---------   ---------   -------   ---------   --------   ---------   ---------
                                                                    (IN MILLIONS)
HEDGING/SYNTHETIC ALTERATION
INSTRUMENTS
1995
Notional amount, 1994.......         --   $   (93.0)        --         --   $15,847.4   $  457.3   $   457.9   $  (617.7)
New contracts...............  $ 2,003.0    (1,850.0)   $ 300.0    $(300.0)    2,678.0         --     1,952.1    (2,275.2)
Matured or expired
  contracts.................         --       290.0         --         --    (5,845.6)     (52.0)   (1,245.3)    1,510.8
Terminated contracts........         --          --         --         --    (4,275.3)        --          --          --
In-substance
  maturities(1).............   (1,653.0)    1,653.0     (300.0)     300.0          --         --      (773.2)      913.3
                              ---------   ---------    -------    -------   ---------   --------   ---------   ---------
NOTIONAL AMOUNT, 1995.......  $   350.0          --         --         --   $ 8,404.5   $  405.3   $   391.5   $  (468.8)
                              =========   =========    =======    =======   =========   ========   =========   =========
Fair value, 1995(2).........  $      .1          --         --         --   $   113.0   $   80.2   $     4.0   $    (2.9)
                              =========   =========    =======    =======   =========   ========   =========   =========
1996
Notional amount, 1995.......  $   350.0          --         --         --   $ 8,404.5   $  405.3   $   391.5   $  (468.8)
New contracts...............    6,611.9   $(4,202.9)   $ 440.0    $(440.0)    4,418.5      900.3       649.7    (1,092.0)
Matured or expired
  contracts.................   (1,471.0)       50.0         --         --    (2,715.5)    (117.0)     (875.2)    1,298.2
Terminated contracts........         --          --         --         --    (1,215.0)        --          --          --
In-substance
  maturities(1).............   (4,152.9)    4,152.9     (440.0)     440.0          --         --          --          --
                              ---------   ---------    -------    -------   ---------   --------   ---------   ---------
NOTIONAL AMOUNT, 1996.......  $ 1,338.0          --         --         --   $ 8,892.5   $1,188.6   $   166.0   $  (262.6)
                              =========   =========    =======    =======   =========   ========   =========   =========
Fair value, 1996(2).........         --          --         --         --   $    33.7   $  (45.4)         --   $   (19.7)
                              =========   =========    =======    =======   =========   ========   =========   =========
1997
Notional amount, 1996.......  $ 1,338.0          --         --         --   $ 8,892.5   $1,188.6   $   166.0   $  (262.6)
New contracts...............    8,584.0   $(7,350.0)        --         --     3,448.3    1,036.6       884.6      (944.0)
Matured or expired
  contracts.................   (2,020.0)      120.0         --         --    (2,777.9)     (57.6)     (642.9)      732.0
Terminated contracts........         --          --         --         --      (762.0)    (102.4)         --          --
In-substance
  maturities(1).............   (7,030.0)    7,030.0         --         --          --         --          --          --
                              ---------   ---------    -------    -------   ---------   --------   ---------   ---------
NOTIONAL AMOUNT, 1997.......  $   872.0   $  (200.0)        --         --   $ 8,800.9   $2,065.2   $   407.7   $  (474.6)
                              =========   =========    =======    =======   =========   ========   =========   =========
Fair value, 1997 (2)........         --          --         --         --   $   138.1   $  (69.5)  $     4.4   $   (12.5)
                              =========   =========    =======    =======   =========   ========   =========   =========

                                NON-EXCHANGE TRADED
                              -----------------------
                              INTEREST
                                RATE
                               FORWARD    OTHER RISK
                              CONTRACTS   MANAGEMENT
                              PURCHASED   INSTRUMENTS
                              ---------   -----------
                                   (IN MILLIONS)
HEDGING/SYNTHETIC ALTERATION
INSTRUMENTS
1995
Notional amount, 1994.......   $ 180.0     $  100.0
New contracts...............      27.0           --
Matured or expired
  contracts.................        --           --
Terminated contracts........    (180.0)          --
In-substance
  maturities(1).............        --           --
                               -------     --------
NOTIONAL AMOUNT, 1995.......   $  27.0     $  100.0
                               =======     ========
Fair value, 1995(2).........        --     $     .8
                               =======     ========
1996
Notional amount, 1995.......   $  27.0     $  100.0
New contracts...............        --      1,250.0
Matured or expired
  contracts.................     (27.0)          --
Terminated contracts........        --           --
In-substance
  maturities(1).............        --           --
                               -------     --------
NOTIONAL AMOUNT, 1996.......        --     $1,350.0
                               =======     ========
Fair value, 1996(2).........        --     $    7.0
                               =======     ========
1997
Notional amount, 1996.......        --     $1,350.0
New contracts...............        --           --
Matured or expired
  contracts.................        --           --
Terminated contracts........        --           --
In-substance
  maturities(1).............        --           --
                               -------     --------
NOTIONAL AMOUNT, 1997.......        --     $1,350.0
                               =======     ========
Fair value, 1997 (2)........        --     $     .5
                               =======     ========

---------------
(1) Represent contracts terminated as the market execution technique of closing the transaction either (a) just prior to maturity to avoid delivery of the underlying instrument, or (b) at the maturity of the underlying items being hedged.

(2) (Bracketed) unbracketed amounts represent amounts to be (paid) received by the company had these positions been closed out at the respective balance sheet date. Bracketed amounts do not necessarily represent risk of loss for hedging instruments, as the fair value of the hedging instrument and the items being hedged must be evaluated together. See Note 11, "Fair Value of Financial Instruments" for further discussion of the relationship between the fair value of the company's assets, liabilities and off-balance sheet financial instruments.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     The company operates in three functional currencies, the US dollar, the British pound and the Canadian dollar. Of the above instruments the US dollar is the functional currency for exchange traded interest rate futures and options. The remaining instruments are restated in US dollars by country as follows:

                                                    INTEREST EXCHANGE       INTEREST RATE
                             INTEREST               FUTURES CONTRACTS     FORWARD CONTRACTS    OTHER RISK
                               RATE     CURRENCY   -------------------   -------------------   MANAGEMENT
                              SWAPS      SWAPS     PURCHASED    SOLD     PURCHASED      SOLD   INSTRUMENTS
                             --------   --------   ---------   -------   ---------      ----   -----------
                                                             (IN MILLIONS)
1995
United States..............  $7,992.7   $  297.3    $391.5     $(468.8)       --         --     $  100.0
Canada.....................      14.7         --        --          --        --         --           --
United Kingdom.............     397.1      108.0        --          --     $27.0         --           --
                             --------   --------    ------     -------     -----         --     --------
                             $8,404.5   $  405.3    $391.5     $(468.8)    $27.0         --     $  100.0
                             ========   ========    ======     =======     =====         ==     ========
1996
United States..............  $8,335.4   $1,080.6    $166.0     $(262.6)       --         --     $1,350.0
Canada.....................        --         --        --          --        --         --           --
United Kingdom.............     557.1      108.0        --          --        --         --           --
                             --------   --------    ------     -------     -----         --     --------
                             $8,892.5   $1,188.6    $166.0     $(262.6)       --         --     $1,350.0
                             ========   ========    ======     =======     =====         ==     ========
1997
United States..............  $8,115.4   $1,861.0    $407.7     $(474.6)       --         --     $1,350.0
Canada.....................        --         --        --          --        --         --           --
United Kingdom.............     685.5      204.2        --          --        --         --           --
                             --------   --------    ------     -------     -----         --     --------
                             $8,800.9   $2,065.2    $407.7     $(474.6)       --         --     $1,350.0
                             ========   ========    ======     =======     =====         ==     ========

     Interest rate swaps are contractual agreements between two counterparties for the exchange of periodic interest payments generally based on a notional principal amount and agreed-upon fixed or floating rates. The company primarily enters into interest rate swap transactions to synthetically alter balance sheet items. These transactions are specifically designated to a particular asset/liability, off-balance sheet item or anticipated transaction of a similar characteristic. Specific assets or liabilities may consist of groups of individually small dollar homogeneous assets or liabilities of similar economic characteristics. Credit and market risk exists with respect to these instruments. The following table reflects the items so altered at December 31, 1997:

                                                              (IN MILLIONS)
                                                              -------------
Investment securities.......................................    $   70.7
Receivables:
  Home equity...............................................       775.0
  MasterCard/Visa...........................................       550.0
  Other unsecured...........................................        19.3
                                                                --------
       Total owned receivables..............................     1,344.3
Commercial paper, bank and other borrowings.................     2,312.5
Senior and senior subordinated debt.........................     5,040.0
Receivables serviced with limited recourse..................        33.4
                                                                --------
       Total items synthetically altered with interest rate
        swaps...............................................    $8,800.9
                                                                ========

---------------
Note: In all instances, the notional amount is not greater than the carrying value of the related asset/liability or off-balance sheet item.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     The company manages its exposure to interest rate risk primarily through the use of interest rate swaps. These swaps synthetically alter the interest rate risk inherent in balance sheet assets, liabilities or off-balance sheet items. The majority of the company's interest rate swaps are used to convert floating rate assets to fixed rate, fixed rate debt to floating rate, floating rate assets or debt from one floating rate index to another, fixed rate assets to a floating rate, or floating rate debt to fixed rate. Interest rate swaps also are used to synthetically alter interest rate characteristics on certain receivables that are sold and serviced with limited recourse. These off-balance sheet items expose the company to the same interest rate risk as on-balance sheet items. Interest rate swaps are used to synthetically alter the interest rate provisions of the securitization transaction whereby the underlying receivables pay a fixed (floating) rate and the pass-through rate to the investor is floating (fixed). The company also has entered into currency swaps to convert both principal and interest payments on debt issued from one currency to the appropriate functional currency.

     The following table summarizes the maturities and related weighted average receive/pay rates of interest rate swaps outstanding at December 31, 1997:

                                   1998       1999      2000     2001     2002     2003    THEREAFTER    TOTAL
                                 --------   --------   ------   ------   ------   ------   ----------   --------
                                                   (ALL DOLLAR AMOUNTS ARE STATED IN MILLIONS)
Pay a fixed rate/receive a
  floating rate:
  Notional value...............  $  704.4   $  699.4   $343.0   $173.4   $181.7       --          --    $2,101.9
  Weighted average receive
    rate.......................      6.15%      6.11%    6.66%    7.55%    7.54%      --          --        6.46%
  Weighted average pay rate....      6.42       6.83     6.98     7.35     7.07       --          --        6.78
Pay a floating rate/receive a
  fixed rate:
  Notional value...............  $  526.4   $  229.9   $150.0   $622.5   $177.4   $300.0    $1,887.8    $3,894.0
  Weighted average receive
    rate.......................      7.09%      6.65%    6.59%    6.55%    6.58%    6.74%       6.93%       6.83%
  Weighted average pay rate....      5.93       6.22     5.83     5.98     5.99     5.97        5.93        5.96
Pay a floating rate/receive a
  different floating rate:
  Notional value...............  $  955.0   $1,548.0   $237.0   $ 55.0   $ 10.0       --          --    $2,805.0
  Weighted average receive
    rate.......................      5.70%      6.02%    5.85%    6.05%    6.50%      --          --        5.90%
  Weighted average pay rate....      5.87       5.97     5.91     6.02     5.81       --          --        5.93
                                 --------   --------   ------   ------   ------   ------    --------    --------
         Total notional
           value...............  $2,185.8   $2,477.3   $730.0   $850.9   $369.1   $300.0    $1,887.8    $8,800.9
                                 ========   ========   ======   ======   ======   ======    ========    ========
         Total weighted average
           rates on swaps:
Receive rate...................      6.18%      6.11%    6.38%    6.73%    7.05%    6.74%       6.93%       6.45%
                                 --------   --------   ------   ------   ------   ------    --------    --------
Pay rate.......................      6.06       6.23     6.40     6.26     6.52     5.97        5.93        6.14
                                 --------   --------   ------   ------   ------   ------    --------    --------

     The floating rates paid or received by the company are based on spot rates from independent market sources for the index contained in each interest rate swap contract, which generally are based on either 1-, 3-or 6-month LIBOR. These current floating rates are different than the floating rates in effect when the contracts were initiated. Changes in spot rates impact the variable rate information disclosed above. However, these changes in spot rates also impact the interest rate on the underlying assets or liabilities. Hedging/ synthetic alteration instruments are used by the company to manage the volatility of net interest margin resulting from changes in interest rates on the underlying hedged/synthetically altered items. Owned net interest margin would have declined by 13 and 19 basis points in 1997 and 1996, respectively, had these instruments not been utilized. These instruments had a negligible impact on owned net interest margin in 1995.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     Forwards and futures are agreements between two parties, committing one to sell and the other to buy a specific quantity of an instrument on some future date. The parties agree to buy or sell at a specified price in the future, and their profit or loss is determined by the difference between the arranged price and the level of the spot price when the contract is settled. Foreign exchange contracts have been utilized by the company to reduce its exposure to foreign currency exchange risk. Interest rate forward and futures contracts are used to hedge resets of interest rates on the company's floating rate assets and liabilities. The company's exposure to credit risk for futures is limited, as these contracts are traded on organized exchanges. Each day, changes in contract values are settled in cash. In contrast, forward contracts have credit risk relating to the performance of the counterparty. These instruments also are subject to market risk. Cash requirements for forward contracts include the receipt or payment of cash upon the sale or purchase of the instrument.

     Purchased options grant the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period. The seller of the option has written a contract which creates an obligation to either sell or purchase the financial instrument at the agreed-upon price if, and when, the purchaser exercises the option.

     Other risk management instruments consist of caps and floors. Caps and floors written expose the company to market risk but not to credit risk. Market risk associated with caps and floors purchased is limited to the premium paid which is recorded on the balance sheets in other assets.

     Deferred gains of $37.8 and $43.6 million and deferred losses of $2.4 and $8.5 million from hedging/ synthetic alteration instruments were recorded on the balance sheets at December 31, 1997 and 1996, respectively. The weighted average amortization period associated with the deferred gains was 5.4 and 6.8 years at December 31, 1997 and 1996, respectively. The weighted average amortization period for the deferred losses was 1.6 and 1.5 years at December 31, 1997 and 1996, respectively.

     At December 31, 1997 and 1996, the accrued interest, unamortized premium and other assets recorded for agreements which would be written off should all related counterparties fail to meet the terms of their contracts was $54.7 and $48.1 million, respectively.

     Concentrations of Credit Risk. A concentration of credit risk is defined as a significant credit exposure with an individual or group engaged in similar activities or affected similarly by economic conditions.

     Because the company primarily lends to consumers, it does not have receivables from any industry group that equal or exceed 10 percent of total managed receivables at December 31, 1997 and 1996. The company lends nationwide, with the following geographic areas comprising more than 10 percent of total managed domestic receivables at December 31, 1997: California -21 percent; Midwest (IL, IN, IA, KS, MI, MN, MO, NE, ND, OH, SD, WI) -23 percent; Middle Atlantic (DE, DC, MD, NJ, PA, VA, WV) -14 percent; Northeast (CT, ME, MA, NH, NY, RI, VT) -13 percent; and Southeast (AL, FL, GA, KY, MS, NC, SC, TN) -15 percent.

10. PREFERRED STOCK

                                                                  AT DECEMBER 31
                                                              -----------------------
                                                               1997           1996
                                                              -------       ---------
                                                                (ALL DOLLAR AMOUNTS
                                                              ARE STATED IN MILLIONS)
7.25% term cumulative preferred, Series 1992-A,
  1,000,000 depositary shares...............................     --           $100.0

     On August 15, 1997, the company redeemed, at par, all outstanding shares of its 7.25 percent term cumulative preferred Series 1992-A, for $100 per depositary share plus accrued and unpaid dividends.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The company has estimated the fair value of its financial instruments in accordance with Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("FAS No. 107"). Fair value estimates, methods and assumptions set forth below for the company's financial instruments are made solely to comply with the requirements of FAS No. 107 and should be read in conjunction with the financial statements and notes in this Annual Report.

     For a significant portion of the company's financial instruments, fair values for items lacking a quoted market price were estimated by discounting estimated future cash flows at estimated current market discount rates. Assumptions used to estimate future cash flows are consistent with management's assessments regarding ultimate collectibility of assets and related interest and with estimates of product lives and repricing characteristics used in the company's asset/liability management process. All assumptions are based on historical experience adjusted for future expectations. Assumptions used to determine fair values for financial instruments for which no active market exists are inherently judgmental, and changes in these assumptions could significantly affect fair value calculations.

     As required under generally accepted accounting principles, a number of other assets recorded on the balance sheets (such as acquired credit card relationships) and other intangible assets not recorded on the balance sheets (such as the value of consumer lending relationships for originated receivables and the franchise values of the company's business units) are not considered financial instruments and, accordingly, are not valued for purposes of this disclosure. The company believes there is substantial value associated with these assets based on current market conditions and historical experience. Accordingly, the estimated fair value of financial instruments, as disclosed, does not fully represent the entire value, nor the changes in the entire value, of the company.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     The following is a summary of the carrying value and estimated fair value of the company's financial instruments:

                                                                   AT DECEMBER 31
                                    ----------------------------------------------------------------------------
                                                    1997                                    1996
                                    ------------------------------------    ------------------------------------
                                    CARRYING    ESTIMATED                   CARRYING    ESTIMATED
                                     VALUE      FAIR VALUE    DIFFERENCE     VALUE      FAIR VALUE    DIFFERENCE
                                    --------    ----------    ----------    --------    ----------    ----------
                                                                   (IN MILLIONS)
Cash..............................  $    545     $    545           --      $    508     $    508           --
Investment securities.............     2,337        2,337           --         2,281        2,281
Receivables.......................    32,153       33,438       $1,285        30,335       31,776       $1,441
Advances to parent company and
  affiliates......................        11           11           --            --           --           --
                                    --------     --------       ------      --------     --------       ------
Subtotal..........................    35,046       36,331        1,285        33,124       34,565        1,441
                                    --------     --------       ------      --------     --------       ------
Deposits..........................      (555)        (555)          --          (635)        (635)          --
Commercial paper, bank and other
  borrowings......................    (9,547)      (9,547)          --        (9,393)      (9,393)          --
Senior and senior subordinated
  debt............................   (20,909)     (21,235)        (326)      (19,279)     (19,587)        (308)
Insurance reserves................    (1,182)      (1,411)        (229)       (1,183)      (1,399)        (216)
Borrowings from parent company and
  affiliates......................        --           --           --            (8)          (8)          --
                                    --------     --------       ------      --------     --------       ------
Subtotal..........................   (32,193)     (32,748)        (555)      (30,498)     (31,022)        (524)
                                    --------     --------       ------      --------     --------       ------
Interest rate and foreign exchange
  contracts.......................        37           62           25            34          (24)         (58)
Commitments to extend credit and
  guarantees......................        --           50           50            --           40           40
                                    --------     --------       ------      --------     --------       ------
Subtotal..........................        37          112           75            34           16          (18)
                                    --------     --------       ------      --------     --------       ------
     Total........................  $  2,890     $  3,695       $  805      $  2,660     $  3,559       $  899
                                    ========     ========       ======      ========     ========       ======

     The following methods and assumptions were used to estimate the fair value of the company's financial instruments:

     Cash: The carrying value approximates fair value for this instrument due to its liquid nature.

     Investment securities: Investment securities are classified as available-for-sale and are carried at fair value on the balance sheets.

     Receivables: The fair value of adjustable rate consumer receivables was determined to approximate existing carrying value because interest rates on these receivables adjust with changing market interest rates. The fair value of fixed rate consumer receivables was estimated by discounting future expected cash flows at interest rates approximating those offered by the company on such products at the respective valuation dates. This approach to estimating fair value for fixed rate receivables results in a disclosed fair value that is less than amounts the company believes could be currently realizable on a sale of these receivables. These receivables are relatively insensitive to changes in overall market interest rates and, therefore, have additional value compared to alternative uses of funds. The fair value of commercial receivables was determined by discounting estimated future cash flows at estimated market interest rates.

     The fair value of consumer receivables also included an estimate, on a present value basis, of cash flows associated with securitizations of certain home equity, auto finance, MasterCard and Visa, private label and other unsecured receivables.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     Advances to parent company and affiliates: The carrying value approximates fair value for this instrument due to its short-term nature.

     Commercial paper, bank and other borrowings: The fair value of these instruments was determined to approximate existing carrying value because interest rates on these instruments adjust with changes in market interest rates due to their short-term maturity or repricing characteristics.

     Senior and senior subordinated debt: The estimated fair value of these instruments was computed by discounting future expected cash flows at interest rates offered for similar types of debt instruments.

     Insurance reserves: The fair value of insurance reserves for periodic payment annuities was estimated by discounting future expected cash flows at estimated market interest rates at December 31, 1997 and 1996. The fair value of other insurance reserves is not required to be determined in accordance with FAS No. 107.

     Borrowings from parent company and affiliates: The fair value of this instrument was determined to approximate existing carrying value due to its short-term nature.

     Interest rate and foreign exchange contracts: Where practical, quoted market prices were used to determine fair value of these instruments. For non-exchange traded contracts, fair value was determined through the use of accepted and established valuation methods (including input from independent third parties) which consider the terms of the contracts and market expectations on the valuation date for forward interest rates (for interest rate contracts) or forward foreign currency exchange rates (for foreign exchange contracts). See
Note 9, "Derivative Financial Instruments and Other Financial Instruments with Off-Balance Sheet Risk," for a discussion of the nature of these items.

     Commitments to extend credit and guarantees: These commitments were valued by considering the company's relationship with the counterparty, the creditworthiness of the counterparty and the difference between committed and current interest rates.

12. LEASES

     The company leases certain offices, buildings and equipment for periods of up to 47 years with various renewal options. The office space leases generally require the company to pay certain operating expenses. The majority of the company's leases are noncancelable operating leases. Net rental expense under operating leases was $124.4, $109.4 and $104.3 million for 1997, 1996 and 1995, respectively.

     Future net minimum lease commitments under noncancelable operating lease arrangements were:

                                                              AT DECEMBER 31, 1997
                                                              --------------------
                                                                 (IN MILLIONS)
1998........................................................         $115.9
1999........................................................           95.4
2000........................................................           75.6
2001........................................................           59.8
2002........................................................           51.3
Thereafter..................................................          332.6
                                                                     ------
Net minimum lease commitments...............................         $730.6
                                                                     ======

13. EMPLOYEE BENEFIT PLANS

     Household International is now in the process of reviewing its pension and postretirement benefit plans with a view to providing uniform benefits. Completion and approval is expected sometime in 1999.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     The company and certain U.S. subsidiaries participate in Household International's Retirement Income Plan ("RIP"). In addition, HFC's wholly owned subsidiary, Beneficial, currently has its own defined benefit pension plan ("Beneficial Plan"). The plans cover substantially all U.S. full-time employees.

     No separate actuarial valuation has been made for the company's participation in RIP. At December 31, 1997, Household International's plan assets included an investment in 1,258,807 shares of its common stock with a fair value of $160.7 million. Dividends declared by Household International on theses shares in 1997 totaled approximately $2 million. The fair value of plan assets in RIP exceeded Household International's projected benefit obligation by $313.9 and $284.2 million at December 31, 1997 and 1996, respectively. The 1997 and 1996 projected benefit obligations for RIP were determined using an assumed weighted average discount rate of 7.50 percent and an assumed compensation increase of 4.00 percent. The assumed weighted average long-term rate of return on plan assets was 10.00 percent in 1997, 1996 and 1995. At December 31, 1997 and 1996, the company's estimated share of prepaid pension cost was $137.2 and $130.0 million, respectively. Plan benefits are based primarily on years of service. The company's share of total pension income due to the overfunded status of RIP was $9.0, $8.6 and $8.2 million for 1997, 1996 and 1995, respectively.

     A separate actuarial valuation has been made for the Beneficial plan. The benefits under the Beneficial plan are based primarily on years of service. The Beneficial Plan's funded status and amounts recognized in the Company's balance sheet are as follows:

                                                              AT DECEMBER 31
                                                              --------------
                                                              1997     1996
                                                              -----   ------
                                                              (IN MILLIONS)
Actuarial present value of benefit obligation:
  Vested benefits...........................................  $51.5   $ 45.4
  Nonvested benefits........................................   12.5     15.0
                                                              -----   ------
Accumulated benefit obligation..............................   64.0     60.4
Effects of future salary increases..........................   48.8     43.5
                                                              -----   ------
Projected benefit obligation................................  112.8    103.9
Less plan assets at fair value..............................   78.9     65.0
                                                              -----   ------
Projected benefit obligation in excess of plan assets.......   33.9     38.9
Less unrecognized net loss..................................   17.1     20.5
                                                              -----   ------
Accrued pension cost included in accounts payable and
  accrued liabilities.......................................  $16.8   $ 18.4
                                                              =====   ======

     The 1997 and 1996 projected benefit obligations were determined using an assumed discount rate of 7.0% (compared with 7.5% in 1996), an assumed long-term rate of return on assets of 9.0%, and an assumed long-term rate of increase in future compensation levels of 4.5%.

     The following table details the components of net pension expense for the Beneficial Plan:

                                                                 YEAR ENDED DECEMBER 31,
                                                                -------------------------
                                                                 1997     1996      1995
                                                                ------    -----    ------
                                                                      (IN MILLIONS)
Service cost -- benefits earned during the period...........    $  5.5    $ 5.4    $  4.4
Interest cost on projected benefit obligation...............       7.3      7.6       7.6
Actual return on plan assets................................     (13.3)    (7.1)    (12.3)
Net amortization and deferral...............................       7.9      1.6       7.1
                                                                ------    -----    ------
Net periodic pension cost...................................    $  7.4    $ 7.5    $  6.8
                                                                ======    =====    ======

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     The company participates in Household International's defined contribution plan where each participant's contribution is matched by the company up to a maximum of 6 percent of the participant's compensation. For 1997, 1996 and 1995 the company's costs totaled $13.9, $7.1 and $6.4 million, respectively.

     The company also participates in the existing Beneficial defined contribution plan, which provides for annual employer contributions up to 2.5% of each eligible employee's compensation. For 1997, 1996 and 1995 total expenses for this plan was $5.4, $4.8 and $4.6 million, respectively.

     The company also participates in Household International's and Beneficial's plans which provide medical, dental and life insurance benefits to retirees and eligible dependents. The plans are funded on a pay-as-you-go basis and cover substantially all employees who meet certain age and vested service requirements. The Plans have instituted dollar limits on its payments under the plans to control the cost of future medical benefits.

     Household International recognizes the expected postretirement costs on an accrual basis, similar to pension accounting. The expected cost of postretirement benefits is required to be recognized over the employees' years of service with the company instead of the period in which the benefits are paid. Household International is recognizing the transition obligation over a period of 20 years. The transition obligation represents the unfunded and unrecognized accumulated postretirement benefit obligation.

     While no separate actuarial valuation has been made for the company's participation in Household International's plans for postretirement medical, dental and life benefits, its share of the liability and expense has been estimated. Household International's accumulated postretirement benefit obligation was $111.7 and $104.9 million at December 31, 1997 and 1996, respectively. The company's estimated share of Household International's accrued postretirement benefit obligation was $51.3 and $42.5 million at December 31, 1997 and 1996, respectively. In addition, the company's estimated share of postretirement benefit expense recognized in 1997, 1996 and 1995 was $12.1, $11.7 and $14.0 million, respectively.

     Household International's accumulated postretirement benefit obligation at December 31, 1997 and 1996 was determined using an assumed weighted average discount rate of 7.50 percent and an assumed annual compensation increase of 4.0 percent. A 10.0 and 11.0 percent annual rate of increase in the gross cost of covered health care benefits was assumed for 1998 and 1997, respectively. This rate of increase is assumed to decline by 1 percent in each year after 1998.

     Separate actuarial valuations have been made for the Beneficial plans for post retirement, medical, dental and life benefits. The company recognizes the expected postretirement costs on an accrual basis, similar to pension accounting, over the employees' years of service with the company. Under the plans, the transition obligation was recognized up front at the time Statement of Financial Accounting Standards No. 106 was adopted.

     The net postretirement benefit cost of the Beneficial Plans included the following:

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                              1997     1996     1995
                                                              -----    -----    -----
                                                                   (IN MILLIONS)
Postretirement benefit costs:
  Service cost-benefits attributable to service during the
     year...................................................  $2.0     $2.0     $1.5
Interest cost on accumulated benefit obligation.............   4.2      4.1      4.2
Amortization of deferred gain...............................   (.8)     (.3)     (.8)
                                                              ----     ----     ----
     Total..................................................  $5.4     $5.8     $4.9
                                                              ====     ====     ====

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     The actuarial and recorded liabilities for the Beneficial postretirement benefit plans were as follows:

                                                              AT DECEMBER 31
                                                              --------------
                                                              1997     1996
                                                              -----    -----
                                                              (IN MILLIONS)
Accumulated postretirement benefit obligation:
  Retirees..................................................  $45.1    $38.8
  Fully eligible active participants........................   12.4     10.3
  Other active plan participants............................   14.7     12.0
                                                              -----    -----
     Total..................................................  $72.2    $61.1
                                                              =====    =====

     For measurement purposes, a 10.2% pre-65 trend rate was used for 1997 and 1996, with an ultimate rate of 5.0% in 2013. An 11% pre-65 trend rate was used in 1995, with an ultimate rate of 5% in 2012. In addition, a 9.7% post-64 trend rate was used for 1997 and 1996, with an ultimate rate of 5.0% in 2018. A 10% post-64 trend rate was used for 1995, with an ultimate rate of 5.0% in 2017. The discount rate was 7.0% at December 31, 1997, 7.50% at December 31, 1996 and 7.25% at December 31, 1995.

     The health care cost trend rate assumption has an effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rate by 1 percent would have increased the company's 1997 and 1996 net periodic postretirement benefit cost including its share under the Household International plans by $1.1 and $1.5 million, respectively, and the accumulated postretirement benefit obligation at December 31, 1997 and 1996 by $9.8 and $12.2 million, respectively. A 1 percentage point increase would have increased Household International's accumulated postretirement benefit obligation at December 31, 1997 and 1996 by $6.1 and $7.5 million, respectively.

     Employees of the company may participate in Household International's Employee Stock Purchase Plan (the "ESPP"). The ESPP provides a means for employees to purchase shares of the parent company's common stock at 85 percent of the lesser of its market price at the beginning or end of a one year subscription period. Beneficial previously maintained an Employee Stock Purchase Plan ("BESPP") whereby participants could elect to purchase stock subject to certain limitations, which were eligible to be matched by Beneficial up to certain levels. The matching contributions vested over a 3 year period. This plan has been terminated effective with the merger of Household and Beneficial.

     Key officers and employees of the company participate in Household International's executive compensation plans which provide for the issuance of nonqualified stock options and restricted stock rights ("RSRs"). Stock options permit the holder to purchase, under certain limitations, the parent company's common stock at a price not less than 100 percent of the market value of the stock on the date the option is granted. Stock options vest equally over four years and expire 10 years from the date of grant. RSRs entitle an employee to receive a stated number of shares of the parent company's common stock if the employee satisfies the conditions set by Household International's Compensation Committee for the award.

     Household International accounts for options and shares issued under the ESPP in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," pursuant to which no compensation cost has been recognized. Under the BESPP, compensation costs on matching contributions have been recognized.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

14. INCOME TAXES

     Total income taxes were allocated as follows:

                                                                  YEAR ENDED DECEMBER 31
                                                                --------------------------
                                                                 1997      1996      1995
                                                                ------    ------    ------
                                                                      (IN MILLIONS)
Provision for income taxes related to operations............    $391.9    $358.1    $295.3
Income taxes related to adjustments included in common
  shareholder's equity:
  Unrealized gain (loss) on investments, net................      10.0     (62.9)    106.7
Foreign currency translation adjustments....................       8.1      (5.2)     (3.9)
                                                                ------    ------    ------
     Total..................................................    $410.0    $290.0    $398.1
                                                                ======    ======    ======

     Provisions for income taxes related to operations were:

                                                                  YEAR ENDED DECEMBER 31
                                                                --------------------------
                                                                 1997      1996      1995
                                                                ------    ------    ------
                                                                      (IN MILLIONS)
CURRENT
United States...............................................    $354.9    $438.8    $284.1
Foreign.....................................................      19.2      17.4      19.4
                                                                ------    ------    ------
     Total current..........................................     374.1     456.2     303.5
                                                                ------    ------    ------
DEFERRED
United States...............................................      18.0     (98.4)     (7.4)
Foreign.....................................................       (.2)       .3       (.8)
                                                                ------    ------    ------
     Total deferred.........................................      17.8     (98.1)     (8.2)
                                                                ------    ------    ------
     Total income taxes.....................................    $391.9    $358.1    $295.3
                                                                ======    ======    ======

     The significant components of deferred income tax provisions attributable to income from operations were:

                                                                 YEAR ENDED DECEMBER 31
                                                                -------------------------
                                                                1997      1996      1995
                                                                -----    ------    ------
                                                                      (IN MILLIONS)
Deferred income tax provision...............................    $17.1    $(84.7)   $  4.3
Adjustment of valuation allowance...........................     (4.7)     (8.1)    (12.5)
Operating loss carryforwards................................      5.4      (5.3)       --
                                                                -----    ------    ------
Deferred income tax provision...............................    $17.8    $(98.1)   $ (8.2)
                                                                =====    ======    ======

     Income before income taxes from foreign operations was $(15.4), $58.5 and $30.6 million in 1997, 1996 and 1995, respectively.

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

     Effective tax rates are analyzed as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31
                                                              ------------------
                                                              1997   1996   1995
                                                              ----   ----   ----
Statutory federal income tax rate...........................  35.0%  35.0%  35.0%
Increase (decrease) in rate resulting from:
  State and local taxes, net of federal benefit.............   2.8    2.3    2.7
  Capital losses--Germany...................................  (2.5)    --     --
  Leveraged lease tax benefits..............................  (2.4)  (1.4)  (2.0)
  Recapture of life insurance policyholders' surplus account
     balance................................................    --     --    4.1
  Other.....................................................    .9    (.4)   1.9
                                                              ----   ----   ----
Effective tax rate..........................................  33.8%  35.5%  41.7%
                                                              ====   ====   ====

     Provision for U.S. income taxes had not been made at December 31, 1997 and 1996 on $19.0 and $35.1 million, respectively, of undistributed earnings of foreign subsidiaries. If this amount was distributed, the additional income tax payable would be approximately $1.0 and $1.7 million, respectively. In addition, provision for U.S. income taxes had not been made at December 31, 1997 and 1996 on $77.8 million of undistributed earnings of life insurance subsidiaries accumulated as policyholders' surplus under tax laws in effect prior to 1984. If this amount was distributed, the additional income tax payable would be approximately $27.2 million.

     Temporary differences which gave rise to a significant portion of deferred tax assets and liabilities were as follows:

                                                               AT DECEMBER 31
                                                              -----------------
                                                                1997      1996
                                                              --------   ------
                                                                (IN MILLIONS)
DEFERRED TAX LIABILITIES
Receivables sold............................................  $  408.3   $240.0
Leveraged lease transactions, net...........................     312.7    383.3
Pension plan assets.........................................      54.7     51.9
Other.......................................................     259.2    175.0
                                                              --------   ------
     Total deferred tax liabilities.........................   1,034.9    850.2
                                                              --------   ------
DEFERRED TAX ASSETS
Credit loss reserves........................................     799.6    636.9
Other.......................................................     320.0    311.9
                                                              --------   ------
     Total deferred tax assets..............................   1,119.6    948.8
VALUATION ALLOWANCE.........................................      (3.3)    (8.0)
                                                              --------   ------
     TOTAL DEFERRED TAX ASSETS NET OF VALUATION ALLOWANCE...   1,116.3    940.8
                                                              --------   ------
NET DEFERRED TAX ASSETS AT END OF YEAR......................  $   81.4   $ 90.6
                                                              ========   ======

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

15. TRANSACTIONS WITH PARENT COMPANY AND AFFILIATES

     HFC periodically advances funds to Household International and affiliates or receives amounts in excess of the parent company's current requirements. Advances to (from) parent company and affiliates consisted of the following:

                                                              AT DECEMBER 31
                                                              ---------------
                                                               1997     1996
                                                              ------   ------
                                                               (IN MILLIONS)
Parent company and other subsidiaries.......................  $ 76.2   $ 73.9
Household Bank, f.s.b.......................................   (70.5)   (79.8)
Household Global Funding, Inc...............................     4.8     (1.7)
                                                              ------   ------
Advances to (from) parent company and affiliates............  $ 10.5   $ (7.6)
                                                              ======   ======

     These advances bear interest at various market interest rates. Net interest income on advances to (from) parent company and affiliates was as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                              1997    1996     1995
                                                              -----   -----   ------
                                                                  (IN MILLIONS)
Parent company and other subsidiaries.......................  $20.8   $13.3   $ 26.6
Household Bank, f.s.b. .....................................     .1    (3.6)   (10.9)
                                                              -----   -----   ------
Net interest income on advances to (from and affiliates)
  parent company............................................  $20.9   $ 9.7   $ 15.7
                                                              =====   =====   ======

     Household Bank, f.s.b. ("the Bank") has agreements with certain wholly-owned bank subsidiaries of the company to provide loans of up to $450 million to fund their credit card operations. The outstanding balance at December 31, 1997 and 1996 was $250 and $15 million, respectively, and was included in commercial paper, bank and other borrowings for financial statement purposes. Interest expense on these borrowings totaled $5.8, $3.9 and $13.9 million during 1997, 1996 and 1995, respectively.

     Under the GM Card program, Household International designates the issuer of the GM Card under a written contractual arrangement. From June 1994 to May 1997, Household International designated the company's wholly-owned bank subsidiary as the issuer of the new GM Card accounts for customers who previously did not have an account with the previous designated issuer. In effect, Household International licensed to the bank subsidiary, the GM Card account relationships and GM's obligation to administer its rebate program in an arrangement similar to an operating lease. Under this arrangement, the bank subsidiary pays a licensing fee to Household International for each open account for the privilege of maintaining the account relationship. Fees paid to Household International under this arrangement were $27.6, $27.2 and $19.1 million in 1997, 1996 and 1995, respectively, and are recorded in other operating expenses on the consolidated statements of income.

     Household International has a Regulatory Capital Maintenance/Dividend Agreement with the Office of Thrift Supervision. Under this agreement, as amended, as long as Household International is the parent company of the Bank, Household International and the company agree to maintain the capital of the Bank at the required levels. The agreement also requires that any capital deficiency be cured by Household International and/or the company within thirty days. There were no cash capital contributions made by Household International to the Bank in 1997 and 1996.

     In July 1995 the company acquired from Household International an affiliated entity that provides certain support services, such as item processing, collections and billings, accounts payable and payroll processing, primarily for Household International's domestic credit card portfolio. The company acquired this servicing

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES subsidiary, including approximately $125 million of property and equipment, at net book value. HFC and this servicing subsidiary have negotiated a market rate agreement with the Bank for services such as underwriting, data processing, item processing, check clearing, bank operations, accounts payable, and payroll processing. Fees for these services totaled $47.8, $50.9 and $89.0 million during 1997, 1996 and 1995, respectively.

     The company was allocated costs incurred on its behalf by Household International for administrative expenses, including insurance, credit administration, legal and other fees. These administrative expenses were recorded in other operating expenses and totaled approximately $58, $55 and $56 million in 1997, 1996 and 1995, respectively.

16. COMMITMENTS AND CONTINGENT LIABILITIES

     In 1992, the Internal Revenue Service ("IRS") completed its examination of Beneficial's federal income tax returns for 1984 through 1987. The IRS proposed $142.0 million in adjustments that relate principally to activities of a former subsidiary, American Centennial Insurance Company ("ACIC"), prior to its sale in 1987.

     In order to limit the further accrual of interest on the proposed adjustments, Beneficial paid $105.5 million of tax and interest during the third quarter of 1992.

     The issues were not resolved during the administrative appeals process, and the IRS issued a statutory Notice of Deficiency asserting the unresolved adjustments and increased the disallowance to $195.0 million in the third quarter of 1996.

     Beneficial has initiated litigation in the United States Tax Court to oppose the disallowance. While the conclusion of this matter in its entirety cannot be predicted with certainty, management does not anticipate the ultimate resolution to differ materially from amounts accrued.

     The company and subsidiaries are involved in various other legal proceedings in the normal course of business. Management believes the aggregate liabilities, if any, resulting from such actions would not have a material adverse effect on the consolidated financial position of the company. However, as the ultimate resolution of these proceedings is influenced by factors that are outside of the company's control, it is reasonably possible the company's estimated liability under these proceedings may change. See Note 12 for discussion of lease commitments.

17. GEOGRAPHIC DATA

     The following is a summary of assets, revenues and operating profit of the company by country:

                              IDENTIFIABLE ASSETS                     REVENUES                    OPERATING PROFIT
                       ---------------------------------   ------------------------------   ----------------------------
                         1997        1996        1995        1997       1996       1995       1997       1996      1995
                       ---------   ---------   ---------   --------   --------   --------   --------   --------   ------
                                                                 (IN MILLIONS)
United States........  $36,052.0   $33,735.2   $31,078.4   $6,355.0   $5,571.9   $5,093.8   $1,175.6   $  973.5   $688.9
United Kingdom.......    2,137.1     1,432.0     1,077.5      245.3      195.6      185.8       23.1       16.5     25.7
Canada...............      789.8       706.4       676.1      137.7      130.8      122.7       21.2       23.6     20.3
Germany..............      401.0       413.7       455.1       31.2       55.2       67.4      (65.5)      (2.0)   (26.2)
Ireland..............       69.0        37.6        10.5       33.8       17.9        4.7        4.6       (3.5)    (1.1)
                       ---------   ---------   ---------   --------   --------   --------   --------   --------   ------
    Total............  $39,448.9   $36,324.9   $33,297.6   $6,803.0   $5,971.4   $5,474.4   $1,159.0   $1,008.1   $707.6
                       =========   =========   =========   ========   ========   ========   ========   ========   ======

                 HOUSEHOLD FINANCE CORPORATION AND SUBSIDIARIES

18. ACCOUNTING PRONOUNCEMENTS

    In March 1998, Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"), was issued. This statement, effective for financial statements issued for fiscal years beginning after December 15, 1998, provides guidance on accounting for the costs of computer software developed or obtained for internal use. We do not expect the adoption of SOP 98-1 to have a material impact on our consolidated financial statements.

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS No. 133"). FAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. FAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. FAS No. 133 is effective for fiscal years beginning after June 15, 1999, and can be implemented as of the beginning of any fiscal quarter after issuance (that is, fiscal quarters beginning June 16, 1998 and thereafter). FAS No. 133 cannot be applied retroactively. We expect to adopt FAS No. 133 on January 1, 2000 and have not yet quantified the impacts of adopting this statement on our financial statements.